EXHIBIT 10.1

LEASE

101 College STREET, LLC
(LANDLORD)

AND
arvinas OPERATIONS, INC.
(TENANT)

DATED: AS OF May 4, 2021

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Table of Contents

(continued)

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EXHIBIT

Exhibit 1.2	Land
Exhibit 1.6	Tenant’s Property
Exhibit 2.1	Premises Plans
Exhibit 2.1(a)	Title Documents
Exhibit 2.3	Form of Notice of Commencement
Exhibit 3.2	Work Letter
Exhibit 4.1	Annual Rent Schedule
Exhibit 5.5	Rules and Regulations
Exhibit 11.1	Landlord Services and Building Standards
Exhibit 11.8	Approved PDM Covenants
Exhibit 11.9	Parking Agreement
Exhibit 20.1	Form of Subordination, Non-disturbance and Attornment Agreement
Exhibit 26.1	Hazardous Materials
Exhibit 29.2	Form of Notice of Lease
Exhibit 34.1	Tenant’s Signage
Exhibit 40.1	Form of Letter of Credit
Exhibit 40.6	Form of Guaranty

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LEASE

AGREEMENT OF LEASE dated as of the _____ day of May, 2021 (the “Effective Date”), between 101 COLLEGE STREET, LLC, a Delaware limited liability company, with an office at c/o Winstanley Enterprises, LLC, 150 Baker Street Extension, Suite 303, Concord Massachusetts 01742 (“Landlord”), and ARVINAS OPERATIONS, INC., a Delaware corporation with offices at 5 Science Park, 395 Winchester Avenue, New Haven, Connecticut 06511 (“Tenant”).

W I T N E S S E T H:

Landlord and Tenant hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS

For the purposes of this Lease, unless the context otherwise requires:

1.1“Governmental Authority” shall mean any federal, state, county, municipal or local government and all departments, commissions, boards, bureaus and offices thereof having or claiming jurisdiction over the “Property” (as defined below).

1.2“Land” shall mean the parcel of land situated in the County of New Haven, State of Connecticut and City of New Haven, known as 101 College Street, being more particularly described on Exhibit 1.2 attached hereto.

1.3“Laws” shall mean all present and future laws, ordinances, requirements, orders, directives, rules and regulations of federal, state, county and city governments and all other Governmental Authorities.

1.4“Lease Year” shall mean twelve (12) consecutive months commencing on and including the Rent Commencement Date (as defined in Exhibit 4.1) through the day immediately preceding the lst anniversary of the Rent Commencement Date and each twelve (12) consecutive month period during the Term thereafter; notwithstanding the foregoing, the last Lease Year shall end on the Expiration Date (as defined below).

1.5“Property” shall mean the Building, the Land, and the common areas and facilities appurtenant thereto.

1.6“Tenant’s Property” shall mean all of Tenant’s personal property and all trade fixtures, furniture, equipment, and other personal property installed at the sole expense of Tenant that is not a Fixture (as defined in Section 9.1), in each case with respect to which Tenant has not been granted any credit or allowance by Landlord, whether any replacement is made at Tenant’s expense or otherwise.  Tenant’s Property shall include without limitation, items described on Exhibit 1.6 attached hereto (and including enhancements to and replacements of such items, if any, identified by Tenant in writing to Landlord, upon request, but no more often than once in each year), but shall not include any Fixtures or any lab benches (whether or not demountable).

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1.7“Successor Entity” means (i) an entity acquiring all or substantially all of the stock or assets of Tenant, whether by way of merger, consolidation, acquisition or otherwise, or (ii) an assignee of this Lease that is otherwise a Permitted Transferee (as hereinafter defined).

1.8The “Start” or “Start Date” for the Landlord’s Work shall mean the latest to occur of:

(1)Landlord’s receipt of a building permit for the Landlord’s Work;

(2)Landlord’s closing of the first mortgage construction loan for the Landlord’s Work;

(3)Landlord’s execution of a guaranteed maximum price construction contract for the Landlord’s Work with Landlord’s Contractor;

(4)The binding of the Environmental Policy; and

(5)The commencement of material site work.

1.9“Superior Mortgages” shall have the meaning given in Section 20.1.

ARTICLE 2
DEMISE; PREMISES; TERM

2.1Demise.  Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the premises hereinafter described (the “Premises”), consisting of approximately 161,815 rentable square feet consisting of the 3rd, 4th and 5th floors of a building, associated below grade parking garage, and associated subsurface improvements to be constructed at property to be known as 101 College Street, New Haven, Connecticut (the “Building”), as such Premises are shown on the plan attached hereto as Exhibit 2.1 (the “Premises Plans”), together with the non-exclusive right to use the common areas for their intended purposes, for the Term hereinafter stated, for the rents hereinafter reserved, and upon and subject to the terms, restrictions and reservations hereinafter provided in this Lease and those matters of record set forth on Exhibit 2.1(a), all of which Tenant shall conform to (Landlord represents that none of such matters of record prohibit use of the Premises for the Permitted Use).  The common areas of the Property include the portions thereof designated by Landlord for the common use of tenants (including Tenant) and others, such as sidewalks, parking areas (including the Garage), grounds, lobby areas, boiler and mechanical rooms and areas.  Landlord shall permit Tenant to have access to the common areas of the Building for installing and maintaining specific services or utilities designated for and/or dedicated to the specific use of Tenant (that is not with respect to shared services or utilities) with Landlord’s prior consent (which consent shall not be unreasonably withheld).

Tenant shall have the non-exclusive right to use the loading docks of the Building and the trash and recycling dumpsters serving Building tenants (provided, however, that no such trash and recycling dumpsters shall be available for use by tenants for the disposal of Hazardous Materials (other than ordinary recycling associated with customary Class A office use), the responsibility for which belongs to the respective tenants).

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2.2Premises.  The Premises are located in the Building, substantially as shown on the Premises Plans, and shall include all fixtures, Alterations and appurtenances which, at the commencement of the Term or at any time during the Term, are attached thereto or installed therein, other than Tenant’s Property.  The Premises exclude common areas and facilities of the Building, including without limitation exterior walls, the common stairways and stairwells, the parking garage beneath the Building, and any pedestrian bridges connecting the Building to other buildings, entranceways and the main lobby, elevators and elevator wells, fan rooms, electric and telephone closets (other than those exclusively serving the Premises, if any), janitor closets, freight elevators, and common pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Building and other common areas and facilities from time to time designated as such by Landlord; provided that, in any event, the designation of such common areas and facilities does not unreasonably affect the Premises, Tenant’s use of the Premises, or access to the Premises.  If the Premises include less than the entire rentable area of any floor from time to time, then the Premises also exclude the common corridors, elevator lobby and toilets located on such floor.

2.3Term.  The Premises are leased for a term (as it may be extended, the “Term”) which shall commence on the date (the “Delivery Date”) that is the earlier to occur of (x) the date that Delivery Condition occurs pursuant to Exhibit 3.2 and Landlord has provided written notice to Tenant thereof or (y) the date that Tenant first takes possession of all or any portion of the Premises for the conduct of its business (as opposed to for the construction of the Finish Work, or installation of any of Tenant’s furniture, fixtures or equipment, including, without limitation, any decorative work, or for the commissioning or validation of Tenant’s equipment), provided, however, that if Tenant elects to take possession of the Premises for the conduct of its business prior to the final determination of rentable square footage of the Premises pursuant to the dispute resolution mechanism provided for in Section 39.1 hereof, then Tenant shall pay any Fixed Rent and Additional Rent due and payable under this Lease during the pendency of such dispute based on Tenant’s architect’s calculation of rentable square footage using the Measurement Standard until such time as the dispute is resolved and, following such resolution, the parties shall reconcile such Fixed Rent and Additional Rent based on the final determination of rentable square footage.  It is anticipated that the Delivery Date will occur on or prior to September 1, 2023 (the “Estimated Delivery Date”). The Term shall expire at 11:59 p.m. on the last day of the calendar month in which the 10th anniversary of the Rent Commencement Date occurs (“Expiration Date”) unless the Term shall be extended or sooner terminated pursuant to any of the terms, covenants or conditions of this Lease or pursuant to Laws.  The parties will promptly after the Delivery Date execute a notice of commencement in the form attached hereto as Exhibit 2.3.  Landlord’s failure to complete Landlord’s Work or cause the Delivery Date to occur on or before the Estimated Delivery Date, for any reason, shall not give rise to any liability of Landlord hereunder, shall not constitute a Landlord’s default, shall not affect the validity of this Lease, and shall have no effect on the beginning or end of the Term as otherwise determined hereunder or on Tenant’s obligations associated therewith except as expressly provided in Exhibit 3.2.

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ARTICLE 3
OCCUPANCY OF THE PREMISES, LANDLORD’S WORK
AND FINISH WORK

3.1Representations and Warranties.  Except as expressly set forth herein, neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Premises or the Property, and no rights easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

3.2Landlord’s Work.  Landlord shall, pursuant to the provisions of Exhibit 3.2, perform Landlord’s Work (as defined therein).

3.3Finish Work.  Tenant shall complete the Finish Work subject to and in accordance with the provisions of Exhibit 3.2.

ARTICLE 4
RENT

4.1Rent.  Tenant shall pay to Landlord, without notice or demand, in lawful money of the United States of America, at the office of Landlord or at such other place as Landlord may designate (which may, if required by Landlord, be by electronic fund transfer pursuant to wire instructions to be provided by Landlord), the following (collectively, “Rent”):

(1)annual fixed rent (“Fixed Rent”) and Supplemental Rent (as defined below), if any, at the rates and in the amounts set forth on Exhibit 4.1.  Fixed Rent and Supplemental Rent (if any) shall be payable in equal monthly installments (in amounts as set forth on Exhibit 4.1) in advance on the first day of each and every calendar month commencing on the date set forth on Exhibit 4.1 and continuing throughout the remainder of the Term.

(2)additional rent (“Additional Rent”) consisting of all sums of money other than Fixed Rent and Supplemental Rent as shall become due and payable by Tenant hereunder.

4.2If Tenant shall fail to pay within ten (10) days of the date when due any installment of Fixed Rent, Supplemental Rent, or any Additional Rent: (A) Tenant shall pay Landlord an administrative fee equal to 5% of the past due Rent (provided that no such administrative fee shall apply to the first two late payments in any 12 month period unless Tenant fails to pay such amount within five days after notice from Landlord that such amounts are at least 10 days past due) and (B) Tenant shall pay interest thereon at the annual rate of interest (the “Default Rate”) equal to the lesser of (i) eight (8) percentage points per annum above the so-called prime rate (the “Prime Rate”) as published in the Money Rates section of The Wall Street Journal (the “Journal”) (or if the Journal ceases to be published or to publish such rates, then any successor reasonably designated by Landlord), but not to exceed twelve percent (12%) per annum, or (ii) the then prevailing maximum legal rate chargeable to Tenant, from the date when such installment or payment shall have become due to the date of the payment thereof, and such interest shall be deemed Additional Rent (provided that no such

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interest shall accrue with respect to Additional Rent, other than Operating Expenses, and Real Estate Taxes, unless Tenant is first given notice of such late payment).

4.3There shall be no abatement of, deduction from, counterclaim or setoff against Fixed Rent, Supplemental Rent (if any), or Additional Rent except as otherwise specifically provided in this Lease.

4.4If the Rent Commencement Date is other than the first day of a month, Fixed Rent and Supplemental Rent (if any) for the first partial month of the Term shall be apportioned in that percentage which the number of days from the Rent Commencement Date to the end of that month shall bear to the total number of days in the month in which such Rent Commencement Date occurs.

ARTICLE 5
USE

5.1Use.  Tenant shall use and occupy the Premises for executive and general offices and as a research and development facility, including, without limitation, to the extent permitted by applicable Laws, chemistry and biology laboratories (the “Permitted Use”), and for no other purpose without first obtaining Landlord’s written consent.  Landlord represents that, as of the date hereof, (i) the Building is in an BD-3 zoning district in the City of New Haven and that the Permitted Use is permitted in the BD-3 zoning district and (ii) there are no City of New Haven zoning approvals or permits applicable to the Property that prohibit use of the Property for the Permitted Use, generally.  Notwithstanding the foregoing to the contrary, in no event shall Tenant or anyone claiming by through or under Tenant (x) perform work at or above the risk category Biosafety Level 3 as established by the Department of Health and Human Services (“DHHS”) and as further described in the DHHS publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition) (as it may be or may have been further revised, the “BMBL”) or such nationally recognized new or replacement standards as the parties may agree) if applicable to similar facilities in the City of Haven (provided that nothing in this clause (x) shall be deemed to prohibit work that is below Biosafety Level 3 under the BMBL as it exists on the Effective Date, regardless of subsequent changes in the BMBL), (y) so long as any portion of the Building is leased by Landlord to Yale University, perform laboratory research on non-human primate or canine animals in the Building (provided that, upon Tenant’s reasonable request, Landlord shall use reasonable efforts, at no cost or liability to Landlord, to obtain Yale University’s consent to Tenant’s performance of laboratory research on medium-sized or smaller non-human primate or canine animals), or (z) use the Premises for any of the following purposes:  a discount department store, a “dollar store”, a charity thrift shop, a “five and dime” store or other such retailer that regularly markets all or most of its merchandise for sale as discounted merchandise, a commercial establishment of any nature related to “adult” use/entertainment, an establishment related to the sale or use of firearms or weaponry, a dance/music hall, a tattoo parlor, an automotive repair or sales establishment, or a package store (collectively, the prohibited uses in clauses (x) – (z), are referred to hereinafter as the “Prohibited Uses”).  Landlord will include a provision in the leases of other tenants in the Building prohibiting the use of space within the Building for the Prohibited Uses.

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5.2Limitations on Use.  Tenant shall not use or occupy, suffer or permit the Premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept therein, which would in any way, (a) cause, or be likely to cause, physical damage to the Building or any part thereof, (b) constitute a public or private nuisance, (c) discharge objectionable fumes, vapors or odors in a manner as may be detected outside of the Premises and unreasonably offend other occupants in a manner inconsistent with Comparable Buildings (as defined in Section 6.1, below), (d) cause substantial or objectionable noise as may be detected outside of the Premises and unreasonably offend other occupants in a manner inconsistent with Comparable Buildings, (e) impair or interfere with any of the Building’s services, including the furnishing of electrical energy, or the proper and economic cleaning, air conditioning or other servicing of the Building or the Premises or impair or interfere with the use of any of the other areas of the Building other than for such brief interruptions of services performed in accordance with the Rules and Regulations as may be reasonably necessary for Tenant to perform the Finish Work and permitted future Alterations subject to and in accordance with the terms and conditions of Article 9 below and the terms and conditions of this Lease, or (f) cause Tenant to default in any of its other obligations under this Lease.

5.3Licenses and Permits.  If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business in the Premises or any part thereof, then Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and, upon Landlord’s request, submit the same to inspection by Landlord.  Tenant shall at all times comply with the terms and conditions of each such license or permit, but in no event shall failure to procure and maintain same by Tenant affect Tenant’s obligations hereunder.

5.4Floor Load.  Tenant shall not place a load upon any floor of the Premises that exceeds the floor load per square foot that such floor was designed to carry and which is allowed by certificate, rule, regulation, permit or Law.

5.5Rules and Regulations.  Tenant shall comply with Landlord’s rules and regulations attached hereto as Exhibit 5.5 and as otherwise promulgated or revised from time to time (the “Rules and Regulations”), provided the same are not inconsistent with or in limitation of the provisions of this Lease and are reasonable, and Tenant shall use reasonable efforts to cause its agents, contractors, customers and business invitees to comply therewith.  If there is any inconsistency between this Lease and the Rules and Regulations, this Lease shall govern.  Landlord shall not discriminate in its application and enforcement of the Rules and Regulations against Tenant.

ARTICLE 6
ADDITIONAL RENT

6.1Operating Expenses.  This Lease is intended by the parties hereto to be a so-called net lease throughout the Term and the Fixed Rent and Supplemental Rent (if any) shall be received by Landlord net of all costs and expenses for Real Estate Taxes, Operating Expenses and other Additional Rent, and free of cost, charge, offset, diminution or other deduction except as otherwise expressly provided herein.  Tenant shall pay to Landlord, in addition to Tenant’s obligations with respect to the payment of Tenant’s Pro Rata Percentage of Real Estate Taxes (as

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defined below) and Operating Expenses (as defined below), all other costs which are specifically set forth herein, in the same manner as Fixed Rent, upon demand (or as otherwise provided herein) as Additional Rent, together with reasonable attorney’s fees incurred by Landlord in connection with consents to subleases and assignments of this Lease requested by Tenant, where such consent is required. Tenant shall not raise any counterclaims (other than any compulsory counterclaims) in any action to recover Fixed Rent, Supplemental Rent (if any) or Additional Rent hereunder.

As set forth above, commencing on the Delivery Date, Tenant shall pay to Landlord, its Tenant’s Pro Rata Percentage of the aggregate of Operating Expenses (as hereinafter defined) and Real Estate Taxes (as hereinafter defined) incurred by Landlord during each year or portion thereof of the Term.  Tenant’s Pro Rata Percentage is set forth on Exhibit 4.1, provided that Tenant’s Pro Rata Percentage may not be adjusted unless (i) Landlord or another tenant constructs an addition to the Building, (ii) the Premises is expanded or there is a reduction in the Premises or Building on account of a casualty or condemnation, or (iii) Tenant consents in writing to an adjustment being made for any other reason (which consent will not be unreasonably delayed, conditioned or withheld). Landlord reserves the right, without regard for Pro Rata Percentage, to allocate Operating Expenses reasonably among less than all of the tenants in the Building to the extent that such Operating Expenses benefit less than all of the tenants in the Building.

“Operating Expenses” shall mean all reasonable expenses paid or incurred by Landlord or on Landlord’s behalf in respect of the proper management, repair, operation and maintenance of the Property, including but not limited to (1) properly allocated salaries, wages and benefits of employees of Landlord engaged in the management, repair, operation and maintenance of the Property; (2) payroll taxes, workmen’s compensation, uniforms and related expenses for such employees; (3) the cost of all charges for oil, gas, steam, oxygen, compressed air, electricity, any alternate source of energy, heating, ventilation, air conditioning, water, sewers and other utilities furnished to the Property, together with any taxes on such utilities; (4) the cost of painting common areas; (5) the cost of all charges for insurance required to be, or permitted to be, carried by Landlord (with regard to the Property and operations therein) including without limitation rent, casualty, environmental, comprehensive general liability and fidelity insurance with regard to the Property and the maintenance or operation thereof; (6) the cost of all supplies (including cleaning supplies), materials and equipment, the rental thereof and sales and other taxes thereon; (7) depreciation of hand tools and other movable equipment regularly used in the repair, operation or maintenance of the Property; (8) the cost of all charges for window and other cleaning and janitorial services for the common areas only, snow and ice removal, and any security services to patrol or monitor the common areas; (9) charges of independent contractors, including, without limitation, the cost of a security firm, in each case provided such are unaffiliated with Landlord (or if affiliated provided such charges are competitive) and all such charges are properly allocated to the Property; (10) repairs and replacements made by Landlord at its expense (provided that if such cost would, under tax basis accounting, be required to be capitalized, then such costs shall be reasonably amortized over the useful life, as determined in accordance with real estate accounting principles, together with interest at four (4%) percent over the Prime Rate per annum (but in no event to exceed eleven (11%) percent, except to the extent Landlord’s actual third party lending rate for such capital expenditure, if any, is in excess of eleven (11%) percent) (provided, however, that repairs required by reason of Landlord’s gross

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negligence or willful misconduct shall not be included in Operating Expenses); (11) exterior and interior landscaping; (12) alterations and improvements to the Property made by reason of changes in Laws or the requirements of insurance bodies to the extent such Laws or insurance requirements come into effect after the Delivery Date; (13) reasonable management fees which shall not exceed the lesser of (i) those customarily charged by third party managers for bio-tech buildings in New Haven County, or (ii) four (4%) percent of the amount of gross rents (i.e., including Operating Expenses and Real Estate Taxes) payable under leases (including this Lease) in place at the Property, together with reimbursables and parking fees, provided that (A) if no managing agent is employed by Landlord, a sum in lieu thereof which is not in excess of the lesser of (y) the then prevailing rates for management fees payable to third party managers of other similar buildings located in New Haven County, or (z) four (4%) percent of the amount of gross rents payable under leases (including this Lease) in place at the Property and (B) in the event the New Haven Parking Authority (the “NHPA”) charges an administrative fee under the Parking Agreement (as hereinafter defined) (despite the parties’ belief that no such administrative fee applies under the NHPA Agreement), parking fees shall not be so includable in such amount of gross rents to the extent that the resulting management fees attributable to the parking fees exceed 4% of such parking fees when combined with the NHPA’s administrative fee actually paid for the applicable parking spaces (by way of example, if the parking fees totaled $10,000 and the NHPA administrative fee equaled 10% of such parking fees, the parking fees would be excluded from the calculation of the management fee under this clause (13) in their entirety, but if the NHPA administrative fee on such parking fees equaled 1% of such parking fees, then a management fee of up to 3% of such parking fees would be permitted under this clause (13)); (14) the cost of any capital improvements or additions to the Property and of any machinery or equipment installed at the Property which improve the safety, comfort or amenities available to tenants of the Property or which have the effect of reducing the expenses which otherwise would be included in Operating Expenses provided that such costs shall be reasonably amortized over the useful life, as determined in accordance with real estate accounting principles, together with interest at four (4%) percent over the Prime Rate per annum (but in no event to exceed eleven (11%) percent, except to the extent Landlord’s actual third party lending rate for such capital expenditure, if any, is in excess of eleven (11%) percent); (15) reasonable legal, accounting and other professional fees incurred in connection with the operation, maintenance and management of the Property; (16) all other charges properly allocable to the repair, operation and maintenance of the Property in accordance with standards used for comparable Class A laboratory buildings with ancillary office use (“Comparable Buildings”) in the City of New Haven; (17) the costs and expenses incurred by Landlord to comply with the Parking Demand Management plan for the Property; and (18) amounts due under, or on account of any obligations of Landlord accruing from and after the Delivery Date pursuant to, any Title Document (but specifically excluding any costs to correct any defects or failures in workmanship or materials with respect to the construction of improvements (A) by any third party under the DLDA (as hereinafter defined), whether public or private in nature, and (B) by Landlord under the DLDA, other than Landlord’s Work to the extent that the correction of any defects or failures in workmanship or materials with respect such Landlord’s Work are otherwise permitted as an Expense pursuant to this Section 6.1), or any costs of performing the Landlord’s Work).  As used herein, the term “Title Documents” means the agreements set forth on Exhibit 2.1(a) and any and all easements, covenants, conditions, and restrictions, park association agreements, and other agreements, encumbrances, and restrictions of record affecting all or part of the Property, as the

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same may hereafter be created or amended by Landlord, to the extent that such hereafter created Title Documents do not expand the obligations of Tenant in more than a de minimis manner or unreasonably and adversely affect Tenant’s rights hereunder without Tenant’s approval (which approval shall not be unreasonably withheld), but excluding any mortgage placed on the Property by Landlord.  Landlord may, in the event the Building is less than 95% leased, extrapolate Operating Expenses that vary with respect to occupancy to equal the amount that would have occurred had the Building been 95% leased, but only the following categories or items:  snow plowing, landscaping, Property-specific on-site personnel costs and supplies, repairs and maintenance, cleaning, and common area utilities.  Landlord will pass through the actual Operating Expenses and shall not mark-up or add-on to Operating Expenses.

Notwithstanding the foregoing, excluded from Operating Expenses shall be the following:  (aa) depreciation (except as provided above); (bb) interest on and amortization of debts (except as provided above); (cc) leasehold improvements including redecorating made for tenants of the Property; (dd) brokerage commissions, legal fees, advertising expenses and other expenses incurred to procure new tenants of the Property or to retain existing tenants; (ee) refinancing costs (including legal, accounting and other professional costs in connection thereof); (ff) Real Estate Taxes; (gg) the cost of any item included in Operating Expenses under clauses (1) - (18) to the extent that such cost (y) is reimbursed by an insurance company or a condemnor or a tenant (except as a reimbursement of Operating Expenses) or any other party or (z) was reimbursable by an insurance company, condemnor, tenant (except as a reimbursement of Operating Expenses), or other party but not reimbursed by reason of Landlord’s default or is otherwise covered pursuant to Landlord’s Work contractor’s warranty for labor and services or any other warranty obtained by Landlord; (hh) salaries of employees above the grade of building manager or building superintendent; (ii) legal, accounting and professional fees incurred by Landlord in negotiating or enforcing any lease of any other tenant in the Property; (jj) the cost of repairs made to the Property if the need for such repair is due to the gross negligence or willful misconduct of Landlord; (kk) the cost of performance of Landlord’s Work; (ll) legal fees incurred in connection with summary proceedings to dispossess any other tenant; (mm) any expenses associated with any special requirements of a particular tenant in connection with the common areas or the maintenance thereof; (nn) auditing fees; (oo) any fines or penalties incurred as a result of a violation by Landlord of any Laws; (pp) costs incurred in the removal, containment, disposal, or repair or cleaning of any area affected by any Hazardous Materials (other than any costs expressly allocated to Tenant as set forth in Article 26 below); (qq) costs incurred in connection with a transfer or disposition of all or any part of the Property; (rr) any costs to correct any latent defects in the Landlord’s Work for which Landlord is responsible pursuant to Section 13 of the Work Letter; and (ss) legal fees arising out of the construction, operation, use, occupation (including lease and sublease) or maintenance of the Property, and costs associated with the enforcement of the provisions of any agreements, affecting the Property, and claims, disputes, and issues concerning interpretation of documents relating to such agreements, in each case including the costs of settlement, collection and court and arbitration proceedings.

“Real Estate Taxes” shall mean and include: (i) all general and special taxes, assessments, duties and levies, if any, of any kind which are assessed, levied, charged, confirmed or imposed by any public authority upon the Property, its operations or the Rent provided for hereunder, which are payable (adjusted after protest or litigation, if any) for any part of the Term,

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including without limitation personal property taxes paid by Landlord with respect to equipment used in connection with the operation of the Building, exclusive of penalties or discounts, business improvement district charges (including special services districts), and any payments in lieu of taxes; and (ii) the reasonable expenses of contesting the amount or validity of any such taxes, charges or assessments, such expenses to be applicable to the period of the Term subject to such contest and, if an abatement or other reduction in Real Estate Taxes results from such contest, such expense to be capped at the amount by which taxes, charges or assessments are reduced as a result of such contest.  Excluded from Real Estate Taxes shall be any capital levy, net income, estate, succession, inheritance, transfer sales and use, and franchise taxes payable by Landlord.

Landlord shall estimate the amount of Operating Expenses and Real Estate Taxes which may be payable hereunder.  Said estimates shall be based upon careful and reasonable examination of all available economic data and projections. Landlord shall periodically bid recurring contracts with an anticipated annual cost in excess of $25,000 (other than the property management contract).  The amounts of said estimates shall be divided into equal monthly payments which shall be paid by Tenant in advance, along with Tenant’s regular monthly payment of Fixed Rent.  Should the actual amount of Operating Expenses and Real Estates Taxes provided for above be more or less than Landlord’s estimate, then Tenant’s monthly payment as aforesaid shall be adjusted to more nearly reflect the same.

Within thirty (30) days from the date Landlord presents each annual bill to Tenant for payments of Operating Expenses and Real Estate Taxes, Tenant will  pay to Landlord in a lump sum that amount by which Tenant’s actual Pro Rata Percentage exceeds the amount of Tenant’s estimated payments theretofore.  Should the amount of Tenant’s estimated payments exceed Tenant’s Pro Rata Percentage, then Landlord shall, at Landlord’s option, either credit the amount of the overpayment to the payment of Additional Rent (and, if such credit is in excess of three months’ Additional Rent for Operating Expenses and Real Estate Taxes, Fixed Rent) next coming due or within said thirty (30) day period refund such overpayment to Tenant.  A certified bill (from the Building Manager) for Operating Expenses, and a real estate tax bill (or copy thereof) submitted by Landlord to Tenant shall be sufficient evidence of the amount of Operating Expenses and Real Estate Taxes with respect to the Property.  Upon Tenant’s request in connection with the exercise of Tenant’s rights in the immediately following paragraph, Landlord shall provide Tenant with such additional back-up as is reasonably required with respect to such costs.  Tenant’s Pro Rata Percentage of any Operating Expenses and Real Estate Taxes in such payments hereunder shall be adjusted in the first and last years of this Lease to take into consideration the fact that Tenant may only be in possession for a partial year.  Notwithstanding anything herein to the contrary, in the event that any Operating Expenses are incurred solely for the benefit of any tenant (including Tenant) in the Building, such Operating Expenses shall be allocated entirely to such tenant(s).

Tenant may, within one hundred and twenty (120) days after receiving Landlord’s statement of Operating Expenses, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Operating Expenses for the applicable year of the Term.  Within a reasonable time after receipt of the Review Notice (which period shall not exceed sixty (60) days), Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review.  Tenant may inspect the records at the

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office of Landlord or Landlord’s property manager.  If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed CPA firm.  Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit provided, however that if such audit should result in a reduction of three percent (3%) or greater in Tenant’s liability for Operating Expenses, then Landlord shall reimburse Tenant for its reasonable out of pocket costs for such audit.  Within sixty (60) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Operating Expenses for the applicable year of the Term.  Tenant may give an Objection Notice based on its own review or that of an agent.  Tenant may object to an individual component of Operating Expenses or Landlord’s calculation on the whole.  If Tenant fails to give Landlord an Objection Notice within the sixty (60) day period or fails to provide Landlord with a Review Notice within the one hundred and twenty (120) day period described above, Tenant shall be deemed to have approved Landlord’s statement of Operating Expenses and shall be barred from raising any claims regarding the Operating Expenses for the applicable year of the Term.  If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice.  If Landlord and Tenant determine that Operating Expenses for the applicable year of the Term are less than reported, Landlord shall provide Tenant at Landlord’s option either a refund of the amount of overpayment or with a credit against the next installment of Additional Rent (and, if such credit is in excess of three months’ Additional Rent for Operating Expenses and Real Estate Taxes, Fixed Rent) in the amount of any overpayment by Tenant.  Likewise, if Landlord and Tenant determine that Operating Expenses for the applicable year of the Term are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days.  The records obtained by Tenant shall be treated as confidential.  In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Operating Expenses unless Tenant has paid and continues to pay all Fixed Rent, Supplemental Rent (if any) and Additional Rent when due.

Tenant shall pay for all ad valorem taxes on Tenant’s Property and on the value of Alterations relating to the Premises, to the extent that same are (i) separately assessed and taxed and (ii) exceed standard Building allowances.

If Landlord shall receive a refund of Real Estate Taxes for any period during the Term, then Landlord shall pay over to Tenant the Pro Rata Percentage of Real Estate Taxes paid by Tenant as set forth above, to the extent Tenant shall have borne any portion of such taxes so refunded, after deducting from any such taxes so refunded the reasonable third party fees and expenses incurred by Landlord in obtaining such refund.

Landlord shall, upon the reasonable written request of Tenant, given at least sixty (60) days prior to the date that the right to commence such a proceeding expires, commence a proceeding for abatement of Real Estate Taxes, provided Landlord shall thereafter have the right to settle such proceeding for the benefit of tenants in its reasonable discretion.

6.2Payment of Additional Rent.  Any Additional Rent payable pursuant to Article 6 shall be collectable by Landlord in the same manner as Fixed Rent and Landlord shall have the same remedies for nonpayment thereof as Landlord has hereunder for nonpayment of Fixed Rent.

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ARTICLE 7
INSURANCE

7.1Fire and Safety Rules and Regulations.  Tenant, at Tenant’s expense, shall comply with all rules, regulations or requirements of the Connecticut Board of Fire Underwriters and the Connecticut Fire Insurance Rating Organization or any similar body applicable to the Premises.  Tenant, at Tenant’s expense, shall further comply with any and all reasonable safety recommendations of Landlord’s or Tenant’s insurance companies.  Landlord shall comply with all rules, regulations or requirements of the Connecticut Board of Fire Underwriters and the Connecticut Fire Insurance Rating Organization or any similar body applicable to the common areas of the Building.  Landlord shall further comply with any and all reasonable safety recommendation of Landlord’s insurance companies with respect to the common areas of the Building.  Landlord’s costs and expenses in connection with the foregoing shall be deemed to be part of Operating Expenses payable under the provisions of this Lease.

7.2Increases in Fire Insurance Rates.  If by any reason of any act or omission on the part of Tenant, the rate of fire insurance with extended coverage on the Building or equipment or other property of Landlord located at the Property shall be higher than it otherwise would be (Landlord acknowledging that Tenant’s use of the Premises for the Permitted Use, generally, as opposed to Tenant’s specific use, shall not be deemed to cause such rate to be higher than it would be), Tenant shall reimburse Landlord, on demand, for that part of the premiums for fire insurance and extended coverage paid by Landlord because of such act or omission on the part of Tenant.  Landlord will use commercially reasonable efforts to include a provision in the leases of other tenants in the Building substantially similar to the provisions of this Section 7.2.

7.3Tenant’s Insurance.  (1)  Tenant shall obtain and keep in full force and effect during the Term, at its own cost and expense and in the following amounts or such greater amounts as Landlord or the holder of the Superior Mortgages may reasonably request, provided that such request may not be made more often than every four (4) years and such amounts or coverages must be comparable to those carried by tenants at similar buildings) for the benefit of and protecting Landlord, its property managers and the holder of the Superior Mortgages (i) ISO Simplified Commercial General Liability insurance (with contractual liability rider) against claims for bodily injury, death or property damage occurring to, upon or about the Premises (the limits of liability of such insurance shall be an amount of not less than (i) One Million and 00/100 Dollars ($1,000,000.00) per occurrence and Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate for Bodily Injury including death; (ii) One Million and 00/100 Dollars ($1,000,000.00) per occurrence and Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate for Property Damage Liability; and (iii) Ten Million and 00/100 Dollars ($10,000,000.00) of excess liability for Bodily Injury including death and Property Damage Liability and the Auto Coverages), naming Landlord and the holder of the Superior Mortgage as additional insureds on a primary and non-contributory basis; and (ii) commercial property insurance against loss or damage by fire, and such other risks and hazards as are insurable under present and future standard forms of so-called “special cause of loss form” insurance policies, to any Alterations, betterments and improvements (including the Finish Work) and Tenant’s Property for the full replacement value thereof, protecting Landlord, the holder of the Superior Mortgages, and Tenant as insureds as their respective interests may appear.  Tenant shall also

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maintain (i) Workers’ Compensation Insurance in statutory limits as required by applicable Law, Employer’s Liability Coverage in the amount of $1,000,000 for Each Accident/Disease Policy Limit/Disease Each Employee, and Business Interruption insurance covering at least 12 months’ worth of Tenant’s business expenses, including Rent, (ii) Owned, Non-Owned and Hired Automobile coverages (the “Auto Coverages”) in the amount of $1,000,000 with Landlord named as additional insured, (iii) provided the same is reasonably available at a commercially reasonable cost, an environmental impairment/pollution legal liability insurance policy with a term of not less than three (3) years, which shall include cleanup of pollution conditions, third party liability for bodily injury/property damage (including natural resource damage), transportation of hazardous materials, non-owned disposal site coverage, and legal expenses, with minimum limits of $5,000,000 each incident / $5,000,000 aggregate, and a deductible of not more than $25,000.

(2)Tenant shall obtain such other insurance in such amounts as may from time to time be reasonably required by Landlord against other insurable hazards which at the time are commonly and generally insured against by tenants having similar uses to Tenant’s use, with due regard being given to the type of building, its location, construction, use and occupancy.

(3)Said insurance is to be written in form and substance reasonably satisfactory to Landlord by a good and solvent insurance company of recognized standing, admitted to do business in the State of Connecticut, which shall be reasonably satisfactory to Landlord and Superior Mortgagee but in all events such insurance company will have a claims paying ability rating of “A-” or better by at least two rating agencies (one of which shall be S&P) and/or a general policy rating of “A-” or better and a financial class of A- or better by A.M. Best Company, Inc.  Tenant shall procure, maintain and place such insurance and pay all premiums and charges therefor and upon failure to do so and following ten (10) days’ written notice Landlord may, but shall not be obligated to, procure, maintain and place such insurance or make such payments, and in such event Tenant agrees to pay the amount thereof, plus interest at the Default Rate, to Landlord on demand and said sums shall be in each instance collectable as Additional Rent on the first day of the month following the date of payment by Landlord.  Tenant shall use reasonable efforts to cause the insurance certificates issued to Landlord from time to time to include a provision to the  effect that the policies described therein will be not be canceled or terminated except upon thirty (30) days’ prior written notice to Landlord, and in any event Tenant shall give Landlord at least thirty (30) days’ prior written notice to Landlord prior to any such cancellation or termination.  On the earlier to occur of the date Tenant enters onto the Premises or the Delivery Date, appropriate certificates or, if requested by Landlord, the original or certified duplicate insurance policies shall be deposited with Landlord.  Any renewals, replacements, or endorsements thereto shall also be deposited with Landlord prior to the expiration of the policies to make certain that said insurance shall be in full force and effect during the Term.  Tenant’s liability insurance shall be primary and non-contributory with respect to matters within the Premises.

7.4Landlord’s Insurance.  Landlord shall maintain (the cost of which shall be an Operating Expense) the following insurance:

(1)ISO Simplified Commercial General Liability Insurance.  The limits of liability of such insurance shall be an amount not less than (i) One Million and 00/100

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Dollars ($1,000,000.00) per occurrence and Two Million and 00/100 Dollars ($2,000,000) in aggregate for Bodily Injury including death; (ii) One Million and 00/100 Dollars ($1,000,000.00) per occurrence and Two Million and 00/100 Dollars ($2,000,000) in aggregate for Property Damage Liability; and (iii) Fifteen Million and 00/100 Dollars ($15,000,000.00) of excess liability for Bodily Injury including death and Property Damage Liability. combined single limit for Bodily Injury and Property Damage Liability.  Such policies shall name Tenant as additional insured with respect to the common areas and include Contractual Liability coverage.

(2)Property insurance on the Building insuring the full replacement value thereof (other than tenant improvements and any Alterations (including any Finish Work), on a so-called “special cause of loss” basis and shall include, but not be limited to, fire and extended coverage perils.

(3)If applicable, Boiler and Machinery coverage in an amount that is adequate for the exposure at risk.

(4)Landlord shall purchase a pollution limited liability policy, substantially in the form previously provided to Tenant, commencing on a period beginning no later than the Start Date and continuing for the duration of a policy period that is at least five (5) years and Tenant shall be identified as an additional insured thereon (such policy being referred to herein as the “Environmental Policy”), the cost of which (currently estimated to cost $18,000.00, but in no event to exceed $20,000.00) shall be included in Operating Expenses.

(5)Landlord may carry such other reasonable insurance coverages in such amounts as Landlord reasonably determines is necessary or as is required by any Mortgagee provided they are commonly carried by landlords of Comparable Buildings in the area, and may carry such coverages as are required by the Title Documents.  Landlord may use blanket or excess umbrella coverage to satisfy any of the requirements of this Section 7.4.  Landlord’s liability insurance shall be primary with respect to all matters occurring in the common areas of the Property.

7.5Waiver of Subrogation.  Each party agrees to include in each of its fire and extended coverage insurance policies (insuring the Building and Landlord’s property therein, in the case of Landlord, and insuring Tenant’s Property and business interest in the Premises, in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party, provided such waiver shall be obtainable without additional charge, unless the other party shall agree in writing to pay the insurer’s additional charge therefor.  The certificate thereof delivered to Landlord shall include reference to the waiver of subrogation referred to above.

ARTICLE 8
COMPLIANCE WITH LAWS

8.1Future Laws.  Tenant agrees that its obligations to make payment of the Fixed Rent, Additional Rent and all other charges on its part to be paid, and to perform all of the

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covenants and agreements on its part to be performed during the Term hereunder shall not, except as herein set forth in the event of condemnation by public authority, be affected by any present or future law, by-law, ordinance, code, rule, regulation, order or other lawful requirement regulating or affecting the use which may be made of the Premises.

8.2Landlord’s Compliance with Laws.  Landlord shall comply with all Laws (excluding those relating to Tenant’s specific manner of use of the Premises, including without limitation any Alterations) or appurtenances or any part thereof as enforced by the applicable Governmental Authority.  Without limiting the generality of the foregoing, Landlord shall, in performing the Landlord’s Work and in construction and operation of the common areas by Landlord, comply with Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (the “ADAAG”).  Except for Landlord’s Work to be performed under Article 3 of this Lease and Laws in effect on the Delivery Date, the expenses incurred by Landlord under this Paragraph shall be deemed Operating Expenses under Paragraph 6 of this Lease.

8.3Tenant’s Compliance with Laws.  During the Term Tenant shall comply, at its own cost and expense, with:  all Laws (including, without limitation, the ADAAG) of the Governmental Authorities having jurisdiction, which are applicable to, or by reason of, Tenant’s particular manner of use of the Premises (including without limitation any Alterations) or the fixtures and equipment therein and thereon; the orders, rules and regulations of the National Board of Fire Underwriters, or any other body hereafter constituted exercising similar functions, which may be applicable to Tenant’s particular use of the Premises, the fixtures and equipment therein or thereon or the use thereof; and the requirements of all policies of public liability, fire and all other types of insurance at any time in force with respect to the Premises or the Property and the fixtures and equipment therein and thereon (provided Tenant has been given notice of the requirements of such policies).

8.4Emergency Evacuation Drills.  Landlord shall coordinate emergency evacuation drills as may be required by the local fire marshal, to the extent required by Laws.  Tenant shall have the right to perform its own emergency evacuation drills within its Premises in its own discretion and without Landlord cooperation at any time.

8.5Tenant May Contest Application of Laws.  Tenant or its designees shall have the right, in good faith, to contest or review the applicability or scope of the application of Laws as they affect the Building (unless Landlord is contesting or reviewing the same), the Premises or Tenant’s operations therein by appropriate legal proceedings, (which, if instituted, Tenant or its designees shall conduct properly and promptly at its own cost and expense, and free of any expense to Landlord, and, if necessary, Landlord will use commercially reasonable efforts to cooperate with Tenant (at no cost to Landlord), provided that:  (i) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with the matters subject to such contest, (ii) unless Tenant or Guarantor then meets the Credit Test (as defined in Section 9.1, below), if the estimated costs arising in connection with the matters subject to such contest exceed $250,000.00, Tenant shall make provisions reasonably acceptable to Landlord to protect Landlord and the Property from any liability, costs, damages, or expenses, arising in connection with the matters subject to such contest, (iii) Tenant shall promptly cure any violation in the event that it exhausts all available appeals without success, and (iv) Tenant

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shall certify to Landlord’s reasonable satisfaction that Tenant’s decision to delay such cure shall not result in any actual or threatened bodily injury or property damage.  Notwithstanding the foregoing, Tenant shall promptly comply with any and all Laws if at any time the Building or any part thereof shall then be immediately subject to forfeiture, or if Landlord or Tenant shall be subject to any civil or criminal liability or penalty arising out of any non-compliance or claimed non-compliance, or if failure to comply may result in a lien being placed against the Premises.

ARTICLE 9
ALTERATIONS; IMPROVEMENTS

9.1Alterations.  Tenant shall make no changes, improvements, additions, installations or alterations (collectively, “Alterations”, which shall include the Finish Work) in or to the Premises of any nature without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, provided that (i) Tenant delivers plans and specifications to Landlord for such Alterations; (ii) Tenant otherwise complies with the provisions of this Section 9.1 below; (iii) Landlord’s engineer and/or architect reviews and approves, which approval shall not be unreasonably withheld, conditioned or delayed, all plans and specifications for and inspects the Alterations that affect the Building Systems and Structure; (iv) Tenant’s architects and engineers involved in the preparation of the plans provide Landlord with a certification that such plans comply with all applicable Laws and that the Alterations, as constructed, will not overload or overburden Building systems, and (v) the same are conducted in accordance with the terms of Superior Mortgages. Notwithstanding the foregoing to the contrary, no such prior written consent shall be required for interior, non-structural Alterations that do not affect the Building systems or structure (including the heating, ventilating and air conditioning systems, plumbing, electrical and mechanical systems, curtainwall, and roof system) (collectively, “Building Systems and Structure”) and which cost less than $100,000.00, provided that Tenant delivers a copy of the plans and specifications for the same to Landlord in advance of undertaking such Alterations. Tenant shall provide Landlord reasonable prior notice of Alterations prior to commencing any Alterations (the “Alteration Notice”), whether or not prior consent is required.  Except as set forth below, the Finish Work shall remain upon and be surrendered with the Premises.  All fixtures, partitions (other than demountable walls) and items of personal property that are permanently affixed to the Premises or the Building systems, railings and like installations, installed in the Premises at any time, either by Tenant or by Landlord, such that removal of the same shall cause more than a de minimis amount of damage to the Premises or Building (“Fixtures”) shall remain upon and be surrendered with the Premises.

It shall be reasonable for Landlord to condition its consent to any Specialty Alteration (as hereinafter defined) upon the removal of the same prior to the expiration or earlier termination of the Term if Landlord, at the time it consents to any such Specialty Alteration or, in connection with Specialty Alterations that do not require Landlord consent, within thirty (30) days of receipt of the Alteration Notice, elects in writing to have such Specialty Alterations removed by Tenant.  For purposes of this Lease, the term “Specialty Alterations” shall mean Alterations consisting of kitchens (other than pantries consisting only of microwaves, sinks, refrigerators, and/or coffee machines), executive and unisex bathrooms (except as required by Laws), wiring and other equipment installed within or beneath floors, vaults, vertical and/or horizontal transportation systems, dumbwaiters, pneumatic tubes, any penetrations or other Alterations to the floor slab (to

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the extent created by Tenant) other than typical core drillings for conduit, any internal staircases, and other Alterations of a similar character that are not customarily found in multi-tenant Comparable Buildings or are materially more expensive to remove and restore than standard laboratory improvements.

Landlord agrees that Tenant may remove Tenant’s Property, including items described on Exhibit 1.6 (and enhancements to and replacements of such items as shall be identified by Tenant to Landlord) at any time prior the expiration or termination of this Lease and Tenant agrees that it shall remove the same no later than the expiration or termination of this Lease, except that in no event shall Tenant have the right to remove any Tenant’s Property that was funded, in whole or in part, with the Landlord’s Contribution (as defined on Exhibit 3.2).  Except as set forth in the in the immediately preceding sentence, nothing in this Section shall be construed to prevent Tenant’s removal of Tenant’s Property, but upon removal of any Tenant’s Property from the Premises or upon removal of Specialty Alterations as may be required by Landlord, Tenant shall immediately, and at its expense, repair and restore the Premises to the condition existing prior to installation and repair any damage to the Premises or the Building due to such removal.  All property permitted or required by the terms of this Lease to be removed from the Premises at the end of the Term remaining in the Premises after Tenant’s removal shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the Premises by Landlord at Tenant’s expense.  Except as expressly set forth in this Section 9.1, Tenant shall have no obligation to remove any Alterations made to the Premises by Tenant at the expiration or earlier termination of the Term. Tenant shall not install any art works in the Premises that are subject to The Visual Artists Rights Act of 1990 (17 U.S.C. § 106A) unless Tenant obtains a written waiver for the benefit of Landlord permitting Landlord to remove the same at the expiration or earlier termination of the Term on terms and conditions reasonably satisfactory to Landlord.

Tenant shall, before making any Alterations, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall deliver promptly duplicates of all such permits approvals and certificates to Landlord and Tenant agrees to carry and will cause Tenant’s contractors and subcontractors to carry such workmen’s compensation, general liability, personal and property damage insurance as Landlord may reasonably require.  Notwithstanding anything in this Lease to the contrary Tenant shall, unless Landlord in the exercise of its sole discretion otherwise permits Tenant to use its contractors, use Landlord’s contractors in connection with any work involving tie-ins to Building systems or roof penetrations and, if Tenant or Guarantor does not then hold at least fifty million US dollars ($50,000,000) in cash or cash equivalents (the “Credit Test”), and if the cost of such Alterations exceeds $500,000, Tenant shall also obtain and maintain such bonds or other assurances of satisfactory completion and payment as Landlord may reasonably require, in each case for the benefit of Landlord.  As permitted by Law, Tenant agrees to obtain and deliver to Landlord written and unconditional waivers or subordinations of mechanic’s liens upon the Property for all work, labor and services to be performed and all materials to be furnished in connection with such work and certificates of full payment, signed by all contractors, subcontractors, materialmen and laborers to become involved in such work.  Notwithstanding the foregoing, if any mechanic’s lien is filed against the Premises or the Property for work claimed to have been done for, or materials furnished to, Tenant, whether or not done pursuant to this Article, the same shall be discharged by Tenant within twenty (20) days

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of notice thereof, at Tenant’s expense, by filing the bond required by Law or by paying the claim or, subject to the reasonable consent of Landlord and the consent of any Mortgagee, by any other means permitted by Laws.  Following the completion of any Alterations, Tenant shall provide Landlord with a marked-up set of as-built plans for the applicable Alterations promptly upon receipt from Tenant’s contractor and, if available and requested by Landlord, a record set of the plans for the applicable Alterations certified by Tenant’s architect or contractor in Autocad format (or such other format reasonably required by Landlord and customarily available in the industry).  Tenant shall provide Landlord with an assignment of any warranties and guaranties received by Tenant (and still in effect) with respect to such Alterations at the expiration or earlier termination of the Term.

ARTICLE 10
REPAIRS

10.1Tenant’s Obligations.  Tenant shall take care of the Premises and any fixtures, appurtenances, systems, or facilities exclusively serving the same, wherever located in the Building (whether or not part of Landlord’s Work) and, at Tenant’s sole cost and expense, shall (i) make all repairs and replacements, as and when needed to preserve the Premises in good working order and condition, whether ordinary or extraordinary, foreseen or unforeseen, except that Tenant shall not be required to make any structural repairs or structural replacements to the Premises unless necessitated or occasioned by the acts, omissions or negligence of Tenant, or any of its servants, employees, contractors, agents, visitors, invitees, or licensees, or by the use or occupancy or manner of use or occupancy of the Premises by Tenant or any such person; and (ii) provide for janitorial and rubbish removal services for the Premises and keep and maintain the Premises, clean and free of debris.  Landlord shall provide Tenant access twenty-four hours per day, seven days per week to any fixtures, appurtenances, systems, or facilities serving the Premises but not located in the Premises, subject to the terms of other tenant leases, the Rules and Regulations, and Landlord’s reasonable security measures.

10.2Landlord’s Obligations.  Landlord shall keep and maintain the foundation, footings, roof and roof membrane system, structural columns, floor slabs, curtain and exterior walls, and mechanical and utility systems of the Building that serve all tenants (i.e. other than those exclusively serving the Premises) and the common areas (including the Garage) in good working order, condition and repair in a manner consistent with Comparable Buildings in the City of New Haven and shall make all repairs, structural and otherwise, interior and exterior, as and when needed, the costs of which shall be included in the Operating Expenses (subject to and in accordance with the terms of Article 6, above), except for (i) those repairs for which Tenant is responsible pursuant to any other provision hereof, including but not limited to Section 10.1, above, or (ii) repairs to Tenant’s Property provided, however, that Landlord shall have no obligation or liability for repairs in the Premises until receipt of written notice from Tenant specifying the repairs required.

10.3Tenant’s Contact Person.  Tenant shall, at all times, designate a contact person(s) having availability 24 hours a day, 7 days a week, to (i) provide Landlord with access to the Premises in the event of an emergency; and (ii) respond to alarms.

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ARTICLE 11
UTILITIES AND SERVICES

11.1Landlord Services.  Landlord shall furnish the services described on Exhibit 11.1 to the Premises and/or Building, as applicable.

11.2Electricity.  (1)  From and after the Delivery Date, Tenant shall pay for all electricity, gas, water and all other utilities used or consumed by Tenant, as Additional Rent.

(2)Tenant shall pay for its electrical use based on check-meters installed as part of the Finish Work.  Additional Rent for electricity shall be invoiced by Landlord based on Landlord’s readings of check meters serving the Premises or, if not check metered at any time during the Term, based on Tenant’s usage of such utilities which shall be reasonably estimated by Landlord’s Building engineer.  Additional Rent for electricity may be estimated monthly by Landlord, based upon the reasonable estimate of Landlord’s engineer, and shall be paid monthly by Tenant as billed with a final accounting based upon actual bills following the conclusion of each Lease Year.  The cost of electricity shall be determined with no mark-up on the basis of the rate charged for such load and usage in the service classification in effect from time to time pursuant to which Landlord then purchased electric current for the entire Building.  If Landlord charges Tenant for electricity on an estimated basis, then such charges shall be reconciled with the actual costs annually thereafter.  Any such estimate may be adjusted, if necessary, from time to time by Landlord, to appropriately reflect the cost of electricity delivered to and consumed at the Premises.  In the event that Tenant disputes Landlord’s Building engineer’s estimate of Tenant’s usage, Landlord’s estimates of Landlord’s usage or the cost of electricity charged by Landlord in writing within thirty (30) days following Tenant’s receipt of the same, Tenant and Landlord shall cooperate to resolve such dispute.  In the event Landlord and Tenant cannot resolve such dispute within thirty (30) days, such dispute shall be submitted to arbitration.  The parties shall direct the Connecticut office of the AAA (or, if none, the nearest AAA office responsible for case management in Connecticut) to appoint an arbitrator who shall have a minimum of ten (10) years’ experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant.  Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator.  The arbitration shall be conducted in accordance with the expedited commercial real estate arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern).  The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties.  Within ten (10) days of appointment, the arbitrator shall determine Tenant’s and/or Landlord’s electricity usage and/or applicable charges.  The arbitrator’s decision shall be final and binding on the parties.

(3)Tenant’s use of any utility service or Building system shall not exceed the Building standards set forth on Exhibit 11.1. If Tenant requests permission to consume excess utility services, Landlord has no obligation to permit Tenant to do so, but may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, additional submeters, air handlers

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or cooling units), and the additional usage, installation and maintenance costs shall be paid by Tenant.  Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges.  Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity.  In the event that Tenant’s use of any utility service exceeds the Building standards set forth on Exhibit 11.1 and Tenant does not decrease such use within ten (10) days of receipt of notice from Landlord of such excessive use, then Landlord may, at Tenant’s sole cost and expense, undertake any upgrades to the utility service or Building systems servicing the Premises reasonably necessary to address such overburdening and Tenant shall pay, as Additional Rent, the cost of any such excess service or system within thirty (30) days after invoice.

(4)If either the quantity or character of utility service is changed by the public utility corporation supplying such service to the Building or the Premises or is no longer available or suitable for Tenant’s requirements, no such change, unavailability or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or Landlord’s agents unless due to the gross negligence or willful misconduct of Landlord or Landlord’s agents.

11.3PH Neutralization.  The Building shall be serviced by a common laboratory waste sanitary sewer system from the pH neutralization room serving the Building to the municipal sewer line in the street adjacent to the Building.  An acid neutralization tank (the “Acid Neutralization Tank”) will be installed as part of the Landlord’s Work in the pH neutralization room and will be connected to the Premises as part of the Finish Work. Tenant shall have a non-exclusive right to use its proportionate share of the Acid Neutralization Tank in accordance with applicable Laws in common with other tenants in the Building.  A meter and monitoring system measuring Tenant’s use of the Acid Neutralization Tank will be installed as part of the Finish Work for purposes of confirming that Tenant is not using in excess of its share and to monitor the nature of Tenant waste being delivered to the Acid Neutralization Tank.  Tenant, as a portion of its Operating Expenses, shall reimburse Landlord for all costs, charges and expenses incurred by Landlord from time to time in connection with or arising out of the operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tanks, including all clean-up costs relating to the Acid Neutralization Tank (collectively, “Tank Costs”); provided, however, that if an Acid Neutralization Tank is being used by other tenant(s) or occupant(s) of the Building at any time during the Term, then, during such time period, Tenant shall only be obligated to pay its proportionate share of the Tank Costs (based on the rentable square footage of tenants utilizing the same).  Notwithstanding the foregoing, in the event an Acid Neutralization Tank is damaged or repairs to the Acid Neutralization Tank are required as a result of the improper use of the Acid Neutralization Tank by Tenant, Tenant shall be responsible to pay within ten (10) business days after written demand for one hundred percent (100%) of the cost of any repairs or replacement required as a result of such improper use by Tenant, regardless

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of whether the Acid Neutralization Tank is then being used by other tenant(s) or occupant(s) of the Building. Similarly, if an Acid Neutralization Tank is damaged, or if repairs to the Acid Neutralization Tank are required as a result of the improper use of the Acid Neutralization Tank by other tenant(s) or occupant(s) of the Building, then Tenant shall have no responsibility for the cost of any repairs or replacements required as a result of such improper use by such other tenant(s) or occupant(s).

Landlord shall obtain and maintain during the Term any permit required by the GNHWPCA (“GNHWPCA Permit”) to operate the Building sewer system for use by the Building, generally. Upon Tenant’s request, Landlord shall furnish a copy of the GNHWPCA Permit to Tenant.  Tenant shall not introduce anything into the Acid Neutralization Tanks (x) in violation of the terms of the GNHWPCA Permit, (y) in violation of applicable Laws or (z) that would interfere with the proper functioning of the Acid Neutralization Tanks. Tenant agrees to reasonably cooperate with Landlord in order to obtain the GNHWPCA Permit.  Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord, its lenders, partners, subpartners and their respective officers, agents, servants, employees, and independent contractors harmless from and against any and all losses, costs, liabilities, claims, damages and expenses including reasonable counsel fees, penalties and fines arising out of Tenant’s use of the Acid Neutralization Tanks (other than to the extent resulting from the negligence or willful misconduct of Landlord), including (a) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Property, (b) damages arising from any adverse impact on marketing of space at the Property or any portion thereof and (c) sums paid in settlement of claims that arise during or after the Term as a result of Tenant’s improper use of the Acid Neutralization Tanks.  This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any governmental authority caused by Tenant’s improper use of the Acid Neutralization Tanks.

11.4Water.  (1)  Tenant shall pay for all water consumed or utilized at the Premises.  A water meter or submeter shall be installed to measure Tenant’s consumption of water for all purposes as part of the Finish Work.  Tenant, at Tenant’s sole cost and expense, shall keep any such meter or submeter and any such installation equipment in good working order and repair.  Tenant shall pay for water consumed as shown on said meter or submeter and sewer charges thereon as Additional Rent, as and when bills are rendered, or, if not check metered at any time during the Term, based on the reasonable estimate of Tenant’s usage of such utilities by Landlord’s Building engineer.  Additional Rent for water use may be estimated monthly by Landlord, based upon the reasonable estimate of Landlord’s engineer, and shall be paid monthly by Tenant as billed with a final accounting based upon actual bills following the conclusion of each Lease Year.  The cost of water shall be determined without mark-up by Landlord.  If Landlord charges Tenant for water on an estimated basis, then such charges shall be reconciled with the actual costs annually thereafter.  Any such estimate may be adjusted, if necessary, from time to time by Landlord, to appropriately reflect the cost of water delivered to and consumed at the Premises.  In the event that Tenant disputes Landlord’s Building engineer’s estimate of Tenant’s usage, Landlord’s estimates of Landlord’s usage or the water or sewer charges charged by Landlord in writing within thirty (30) days following Tenant’s receipt of the same, Tenant and Landlord shall cooperate to resolve such dispute.  In the event Landlord and Tenant cannot resolve such dispute within thirty (30) days, such dispute shall be submitted to arbitration.  The

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parties shall direct the Connecticut office of the AAA (or, if none, the nearest AAA office responsible for case management in Connecticut) to appoint an arbitrator who shall have a minimum of ten (10) years’ experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant.  Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator.  The arbitration shall be conducted in accordance with the expedited commercial real estate arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern).  The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties.  Within ten (10) days of appointment, the arbitrator shall determine Tenant’s water usage and water and sewer charges.  The arbitrator’s decision shall be final and binding on the parties.

(2)Tenant agrees that (i) all waste water discharged from the Premises, including from laboratories, shall be free of all Hazardous Materials other than those Tenant is permitted to discharge pursuant to applicable Laws and the Building’s sanitary sewer system permits; and (ii) it shall collect all Hazardous Materials into appropriate hazardous waste storage receptacles supplied by Tenant and discard the same in accordance with applicable Laws and shall not dispose of the same through the Building’s plumbing system, unless, and only to the extent, Tenant is permitted to do so by Law and/or valid permits.

11.5Utilities.  Tenant shall pay for any other utility charges that are the responsibility of Tenant hereunder either based on check-meters installed as part of the Finish Work (in which case such charges shall be reconciled in the manner set forth above with respect to electricity) or shall pay such costs directly to the provider therefor based on separate metering installed and maintained by Tenant.  Any utility costs payable by Tenant under this paragraph shall be treated as Additional Rent for the purposes of this Lease.

11.6Landlord Repairs.  Landlord reserves the right to stop the service of the air conditioning, elevator, plumbing, electrical, sanitary mechanical or other service or utility systems of the Building when necessary by reason of accident or emergency, or mechanical breakdown, or requirement of Laws or any cause beyond Landlord’s reasonable control or, after notice to Tenant, for repairs, alterations, replacements or improvements, which in the judgment of Landlord, are desirable or necessary.  Except in the event of an emergency or systems failure caused by an accident or other cause beyond Landlord’s reasonable control, Landlord shall use commercially reasonable efforts to give Tenant as much prior notice as possible prior to the stoppage and to minimize interference and disruption to Tenant’s business.  Any routine repairs, alterations, replacements or improvements that could reasonably be expected to cause system shutdown shall be made outside of normal business hours to the extent practicable.

11.7Service Interruptions.  Landlord shall not be required to provide heat, air conditioning, or ventilation to the Premises, if any action of Tenant, or any force majeure event as defined in Section 32.1, makes it impossible for Landlord reasonably to do so.  Further, Landlord shall not be liable for the interruption, curtailment, stoppage or suspension of services and utilities when necessary by reason of accident or emergency or suspension of utility services or when necessary for repairs, alterations, replacements or improvements desirable or necessary in the reasonable judgment of Landlord or for any cause beyond the reasonable control of Landlord.  Landlord shall use commercially reasonable efforts to restore or provide reasonably

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equivalent services if an interruption shall occur.  In the event of any such interruption, curtailment, stoppage or suspension, there shall be no diminution or abatement of Rent or other charges due from Tenant to Landlord hereunder, Tenant’s obligations hereunder shall not be affected or reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage or suspension.  Notwithstanding anything to the contrary contained in this Section 11.7, in the event there shall be an interruption, curtailment or a suspension of a service provided to Tenant by Landlord pursuant to Sections 11.1-11.4 hereof (“Service Interruption”) and (i) if such Service Interruption shall continue for more than five (5) consecutive business days; and (ii) such Service Interruption shall materially impair the operation of Tenant’s business in the Premises, rendering all or any material part of the Premises inaccessible or untentantable and, where applicable, Tenant’s generator (if any) has not functioned in a manner that would permit Tenant to continue to operate in all or a material portion of the Premises, and (iii) such Service Interruption has not been caused by the public utility servicing or supplying the Building, by an act of Tenant or Tenant’s servants, employees or contractors or anyone claiming by through or under Tenant, by fire or other casualty (the occurrence of which is governed by Article 12), or by any events described in Section 32.1 of this Lease, then as Tenant’s sole remedy in connection with such Service Interruption, Tenant shall be entitled to an abatement of Fixed Rent, Additional Rent for Operating Expenses and Real Estate Taxes (based on the square footage of the Premises subject to the Service Interruption), and Supplemental Rent (if any) to the extent loss of Supplemental Rent is covered by Landlord’s rental interruption insurance, beginning on the sixth consecutive business day of such Service Interruption and ending on the date such Service Interruption ceases.  Where used in this Lease, the term “business day” shall mean Monday through Friday other than state and Federal holidays on which banks in the City of New Haven are not open for business.

11.8Garage Parking.  During the Term from and after the Rent Commencement Date, Tenant shall have the non-exclusive right to use Tenant’s pro rata share (based on the rentable square footage of the Premises divided by the rentable square footage of the Building, excluding any portion leased by Landlord to Yale University, in all such cases as adjusted) of the parking spaces located in the parking garage at the Building (the “Garage”) (i.e., initially 53 spaces for Tenant’s use, with all of such parking spaces being reserved for Tenant with a sign identifying Tenant placed in proximity to such reserved spaces), increasing proportionately if the Premises is expanded pursuant to Tenant’s rights under Articles 36 and 37, and the right together with the other tenants and occupants of the Building and others entitled thereto, and its and their employees, agents, and invitees, to use any driveways appurtenant thereto for the purposes of egress and ingress, parking of vehicles for itself, its customers, and employees in connection with and incidental to the business conducted by Tenant in the Premises.  Landlord shall not charge any separate license or leasing fee for the use of the parking spaces. Landlord may use a sticker system, access devices, or another method to control access to the Garage from time to time. To the extent applicable to Tenant’s use of the parking spaces, the provisions of this Lease shall apply, including the Rules and Regulations. Tenant shall have no right to transfer Tenant’s right to use parking spaces under this Section 11.8 except to an assignee of this Lease (including without limitation, a Successor Entity) or a permitted subtenant, in either case so long as such assignee or subtenant is not Yale University or an affiliate of Yale University.  Landlord may employ so-called stacked or valet parking within the Garage and may designate parking for

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certain tenants in certain areas of the Garage, provided that in each such case Tenant remains entitled to use the number of spaces set forth in this Section 11.8 at no additional cost.

Tenant shall comply with the terms of a Parking Demand Management plan, if any, to entered into by Landlord and shall cooperate with Landlord as reasonably required in fulfilling any reporting obligations therein, provided that such plan does not increase Tenant’s obligations by more than a de minimis amount or unreasonably and adversely affect Tenant’s use of the Premises and/or the Garage without Tenant’s written consent (not to be unreasonably withheld, conditioned or delayed).  Tenant agrees that the covenants described on Exhibit 11.8, attached, if contained in the plan, would not violate the terms of the immediately preceding sentence.

11.9Additional Parking.  During the Term from and after the Rent Commencement Date, Tenant shall have a right to obtain parking passes (“Additional Parking Passes”) for use by Tenant, its employees, principals, visitors, and invitees at the NHPA facilities located at the Temple Medical Garage located at 230 George Street, New Haven (the “TMG”) and at the Temple Street Garage located at 1 Temple Street, New Haven (the “TSG”) from Landlord in an amount (the “Maximum Tenant Allocation”) not to exceed Tenant’s pro rata share (based on the rentable square footage of the Premises divided by the rentable square footage of the Building, excluding any portion leased by Landlord to Yale University, in all such cases as adjusted) of the maximum number of passes (such maximum to in no event be less than 550, except as set forth below) that Landlord is then able to license from the NHPA (the “Building Maximum”) pursuant to that certain Parking Agreement (as assigned, the “Parking Agreement”) dated as of August 1, 2020 by and between Landlord (as successor by assignment from WE 101 College Street, LLC), the City of New Haven, and the NHPA (a copy of which Parking Agreement is attached hereto as Exhibit 11.9).  Landlord acknowledges that Tenant intends to have discussions with the NHPA regarding a potential increase in the Building Maximum.  Landlord shall have the right to participate in such discussions and Tenant shall cooperate with Landlord as necessary to facilitate such participation.  In the event that Landlord elects not to participate directly in any of such discussions, Tenant shall periodically update Landlord as to the status of same.  In the event that NHPA agrees to increase the Building Maximum beyond 550 as a result of Tenant’s discussions with the NHPA on terms that are otherwise acceptable to Landlord and Tenant, Tenant shall have the one-time right (but not the obligation), within fifteen (15) business days after Landlord’s written offer, to take all or any number of such additional parking spaces as Additional Parking Passes prior to any of the same being offered or made available to other tenants of the Building.

Landlord shall use reasonable efforts to cause the Parking Agreement to be maintained in full force and effect during the Term (including by not taking any affirmative action that results in its termination) and shall, upon request of Tenant, use commercially reasonable efforts to enforce all of Landlord’s rights under the Parking Agreement to the extent necessary to grant Tenant’s rights under this Section 11.9, including, without limitation, to ensure that the TMG and the TSG shall at all times during the Term be maintained in the manner required by the Parking Agreement (but Tenant acknowledges that Landlord shall have no liability to Tenant for any default by the NHPA under the Parking Agreement). In the event that the Parking Agreement shall not be so maintained in full force and effect during the Term (despite Landlord’s compliance with the terms and conditions of this Lease), Landlord shall be obligated to find replacement parking for Tenant (that is, to the extent available, reasonably comparable to the

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parking rights provided to Tenant by Landlord pursuant to the Parking Agreement), upon terms and conditions that are mutually agreeable to Landlord and Tenant; provided, however, Landlord shall consult with Tenant on all replacement parking options available at such time (including valet parking options) and Tenant shall be obligated to pay the costs of such replacement parking at cost (without markup).  The Parking Agreement shall entitle Landlord to license from the NHPA not less than 550 parking passes, except as set forth below. Landlord shall not amend the Parking Agreement in a manner that decreases the Building Maximum, increases the parking rate payable by Tenant thereunder, or that is otherwise inconsistent with Tenant’s rights under this Section 11.9 in more than a de minimis manner without the prior written consent of Tenant, except as expressly set forth herein.  The first 200 of the Additional Parking Passes shall be for parking at the TMG; any further Additional Parking Passes requested by Tenant under this Section 11.9 shall be for parking in the TSG.  The parties acknowledge that Tenant’s Maximum Tenant Allocation is anticipated to be 254 passes as of the Rent Commencement Date; Landlord shall provide Tenant with a then-current calculation of the Maximum Tenant Allocation from time to time upon Tenant’s written request (but in any event no more often than quarterly during the Term).  To the extent permitted under the Parking Agreement, at Tenant’s request, fifty (50) of Tenant’s spaces at the TMG shall be located on the Ramp 3/3A level, and a sign identifying Tenant shall be placed in proximity to such spaces (Landlord acknowledging that it will not grant rights to other tenants that would prohibit Landlord from providing such rights to Tenant under this sentence, nor shall it enter into any amendment to the Parking Agreement that would prohibit the same).

Notwithstanding anything contained in this Section 11.9 to the contrary, Landlord shall have the right, at any time during the Term, to amend the Parking Agreement to reduce the number of passes that Landlord is entitled to license from the NHPA, provided that the number of Additional Parking Passes that Tenant is entitled to use under this Section 11.9 shall not be reduced as a result of such amendment, and that Tenant shall first be given the opportunity to obtain any parking passes to be relinquished by Landlord by Tenant’s election made within ten (10) days following notice from Landlord of an intent to reduce such amount.

Tenant shall provide notice (“Tenant’s Initial Parking Notice”) to Landlord no later than sixty (60) days after the Delivery Date of the initial number of Additional Parking Passes (“Tenant’s Initial Additional Space Passes”), if any, that Tenant elects to receive and shall have the right, quarterly (effective on March 1, June 1, September 1 and December 1, as applicable) in each Lease Year following the Rent Commencement Date prior to the expiration of the right to increase spaces under Section 2(b) of the Parking Agreement, to elect to take more Additional Parking Passes (not to exceed the Maximum Tenant Allocation in the aggregate with all other Additional Parking Passes held by Tenant) upon at least 100 days’ prior written notice to Landlord, in which case Landlord shall obtain the same (if applicable) from the NHPA in accordance with the Parking Agreement.  If Tenant fails to timely provide Tenant’s Initial Parking Notice, then the number of Tenant’s Initial Additional Space Passes shall be deemed to be 25. Notwithstanding anything to the contrary herein, (A) if Tenant is not then using at least 75 Additional Space Passes as of December 1 of the third Lease Year, Tenant shall be deemed to have increased its number of Additional Space Passes by the amount necessary, if any, to give Tenant a total of 75 Additional Space Passes in the aggregate and (B) if Tenant is not then using at least 100 Additional Space Passes as of December 1 of the seventh Lease Year, Tenant shall be deemed to have increased its number of Additional Space Passes by the amount necessary, if

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any, to give Tenant a total of 100 Additional Space Passes in the aggregate. In addition, following the seventh (7th) Lease Year, Tenant shall have the right, quarterly (effective on March 1, June 1, September 1 and December 1, as applicable), to elect to take fewer Additional Parking Passes (but in no event shall Tenant ever reduce its total number of Additional Parking Passes to fewer than the greater of (A) 50% of the Additional Parking Passes held by Tenant at the end of the seventh (7th) Lease Year and (B) 100 Additional Space Passes) upon at least 100 days’ prior written notice to Landlord (with Tenant having the right to designate which of such Additional Parking Passes it so elects to reduce – i.e., in TMG or TSG and whether reserved or unreserved) provided that Tenant also agrees in such notice to a proportionate reduction in the number of Garage spaces that Landlord is required to provide to Tenant pursuant to Section 11.8, above. For example, an election to reduce its Additional Parking Passes by 10% shall include an election to reduce the number of Garage spaces by 10%.

Tenant shall pay to Landlord, as Additional Rent in advance on the first day of each month during the Term, an amount for each Additional Parking Pass that Tenant has been issued pursuant to this Section 11.9 equal to the then-applicable rate under the Parking Agreement for such licenses, inclusive of sales taxes (but without mark-up by Landlord).  Tenant acknowledges that its use of the Additional Parking Passes is subject to the terms and conditions of the Parking Agreement, other than the obligation to pay for such Parking Passes directly to the NHPA, including the right of the NHPA to temporarily relocate such spaces.

Tenant’s rights to use the Additional Parking Passes may not be transferred except in connection with an assignment of this Lease or sublet of the Premises, and then in all events subject to the terms and conditions of the Parking Agreement (e.g., Yale University may not use the Additional Space Passes).

11.10Additional Landlord Services.  Landlord agrees, in accordance with the standard of Comparable Buildings in the City of New Haven, to (a) maintain a central security system and fire alarm system to the Building with twenty-four (24)-hour monitoring capabilities, which security system may be through the installation and maintenance of a card access system (Tenant shall be able to access the Premises and Garage twenty-four (24) hours a day, seven (7) days a week, subject to Landlord’s reasonable security measures, casualty and condemnation); (b) maintain and repair the driveways, curbs and sidewalks on the Property (other than those portions of the sidewalks and driveways maintained by the City), (c) to keep the surface of the driveways and sidewalks located on the Property reasonably free from snow, ice, dirt and rubbish, (d) maintain the exterior common areas located on the Property, whether or not sheltered, including the maintenance of shrubbery and grass areas in and around the Building; (e) maintain a back-up generator to provide power for emergency services to the life safety systems of the Building; and (f) at all times designate a contact person(s) having availability twenty-four (24) hours a day seven (7) days a week to respond to Tenant in the event of an emergency.  Landlord’s expense in performing such obligations shall be part of the Operating Expenses as provided in Article 6.

Tenant shall, at Tenant’s sole election, cost and expense, install, maintain, repair and operate any back-up generator necessary or desirable for the conduct of its operations.  Any such generator shall be located on the roof of the Building in a location reasonably designated by Landlord in accordance with, and subject to, Article 41 of this Lease.  Tenant shall maintain and

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operate such generator in good operating condition, in compliance with the provisions of this Lease, in substantial conformance with all manufacturer’s operating manuals and warranties, and in accordance with Laws.  The installation of such generator shall be subject to Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, of the plans and specifications associated with such installation and such generator, and any such installation shall be performed in accordance with Article 9.  Tenant shall pay the reasonable costs and expense of third-party consultants reasonably designated by Landlord in connection with the review and approval of such installation plans.  Tenant shall be responsible for obtaining any permits and approvals necessary for the installation and maintenance of such generator at its sole cost and expense, and shall provide Landlord with copies of the same upon request.

Tenant shall be solely responsible, at Tenant’s sole cost and expense, to provide any security measures that Tenant requires within, and at the entries to, the Premises.  Tenant shall designate a person or persons who shall be available to respond twenty-four (24) hours a day, seven (7) days a week with respect to emergencies in the Premises (Landlord acknowledging that such person may be a third-party contractor or designee thereof).

11.11Property Management.  Landlord shall operate the Property in a manner consistent with Comparable Buildings.  Landlord agrees that, during the first twelve (12) months following the Rent Commencement Date, it shall not terminate or replace the company providing property/facilities management to the Building unless for cause.

ARTICLE 12
DAMAGE TO OR DESTRUCTION OF THE PREMISES

12.1Landlord’s Obligation to Repair and Replace.  Except as provided below, in the event of partial or total destruction of the Premises during the Term by fire or other casualty, Landlord shall, as promptly as practicable after receipt of any insurance proceeds available as a result of such casualty, repair, reconstruct or replace the portions of the Premises destroyed as nearly as possible to their condition prior to such destruction, except that in no event shall Landlord be obligated to expend more for such repair, reconstruction or replacement than the amounts of any such insurance proceeds actually received.  Commencing on the date of such casualty and during the period of such repair, reconstruction and replacement there shall be an equitable abatement of Fixed Rent, Additional Rent with respect to Operating Expenses and Real Estate Taxes, and Supplemental Rent (if any) to the extent loss of Supplemental Rent is covered by Landlord’s rental interruption insurance, from the date of such casualty in proportion to the loss of usable floor area in the Premises.

12.2Extensive Damage.  If (i) the Building is so extensively destroyed by fire or other casualty that an independent general contractor reasonably selected by Landlord estimates that the Premises cannot reasonably be expected to be susceptible of repair, reconstruction or replacement within a period of 18 months from the Deemed Start Date (as defined below) and if the damage shall materially and adversely interfere with the conduct of Tenant’s business; or (ii) any damage results from causes or risks not required to be insured against by Landlord hereunder and Landlord does not agree to fund the uninsured cost of restoration; or (iii) any holder of a Superior Mortgage refuses to make such net proceeds available for such repair, reconstruction or replacement; or (iv) a casualty occurs during the last two (2) years of the Term

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and an independent engineer or architect certifies that the Premises cannot reasonably be expected to be susceptible to repair, reconstruction or replacement within one-half of the then-remaining Term following the Deemed Start Date, then either of Landlord or Tenant may terminate this Lease by giving written notice to the other within sixty (60) days after the date of such destruction. Furthermore, if the Building is so extensively destroyed by fire or other casualty that an independent general contractor reasonably selected by Landlord estimates that the Building cannot reasonably be expected to be susceptible of repair, reconstruction or replacement within a period of 18 months from the Deemed Start Date, whether or not the Premises are affected, then Landlord may terminate this Lease by giving written notice to Tenant within sixty (60) days after the date of such destruction.

Following any fire or casualty damaging the Building, Landlord shall provide Tenant with the estimated restoration period (the “Restoration Estimate”) as determined by the independent general contractor chosen by Landlord.  Provided further, that if, despite diligent efforts, Landlord has been unable to substantially complete the restoration the Premises to their condition prior to such destruction within the longer of 18 months or the period set forth in the Restoration Estimate, plus an additional contingency period equal to 10% of the Restoration Estimate, then Tenant may terminate this Lease by giving Landlord thirty (30) days’ prior written notice, unless Landlord substantially completes the repair and restoration work within said thirty (30) day period, in which event the termination notice shall be null and void.  In the event of any such notice of termination, this Lease shall terminate as of, and Fixed Rent, Supplemental Rent (if any) (to the extent loss of Supplemental Rent is covered by Landlord’s rental interruption insurance), and Additional Rent shall be appropriately apportioned through and abated from and after, the date of such notice of termination.  The “Deemed Start Date” shall mean the earlier to occur of the (i) date work on rebuilding or restoration actually commences; or (ii) date which is ninety (90) days after the date of the casualty, provided, however, if arson or another criminal investigation concerning the origins of the casualty is pending, then the Deemed Start Date shall mean the date work actually commences.

12.3Landlord’s Obligations in Event of Casualty.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage by fire or other casualty or the repair thereof.  Landlord will not carry insurance of any kind on Tenant’s Property, any Alterations, or the Finish Work, and Landlord shall not be obligated to repair any damage thereto or replace the same, the restoration of which shall be the responsibility of Tenant promptly following Landlord’s completion of its restoration obligations hereunder.

ARTICLE 13
EMINENT DOMAIN

13.1Condemnation of More than Twenty-Five Percent.  If more than twenty-five percent (25%) of the usable area of the Premises, or more than thirty-three percent (33%) of the Garage (unless Landlord elects to provide Tenant with alternate parking spaces in the TMG or TSG) shall be taken by eminent domain or appropriated by public authority or if Tenant shall be permanently deprived of all reasonable vehicular or pedestrian access to the Premises or the Property by virtue of such a taking or appropriation, then either of Landlord or Tenant may terminate this Lease by giving written notice to the other within thirty (30) days after such taking

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or appropriation. If so much of the Building, whether or not including the Premises, is taken by eminent domain or appropriated by public authority such that Landlord concludes, in its good faith judgment, that operating the Building is no longer economically feasible, then Landlord may terminate this Lease by giving written notice to Tenant within thirty (30) days after such taking or appropriation. In the event of such a termination, this Lease shall terminate as of the date Tenant must surrender possession or, if later, the date Tenant actually surrenders possession, and the Fixed Rent, Supplemental Rent (if any) and Additional Rent reserved shall be apportioned and paid to and as of such date.

13.2Landlord’s Obligations Following Condemnation.  If all or any part of the Premises is taken or appropriated by public authority as aforesaid and this Lease is not terminated as set forth above, Landlord shall, subject to the rights of any holder of any Mortgagee, as promptly as practicable, apply any such damages and compensation awarded (net of the costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in obtaining the same) to secure and close so much of the Premises as remain and shall restore the Building to an architectural whole and except that in no event shall Landlord be obligated to expend more for such replacement than the net amount of any such damages, compensation or award which Landlord may have received as damages in respect of the Building and any other improvements situated on the Property as they existed immediately prior to such taking or appropriation; in such event there shall be an equitable abatement of Fixed Rent, Supplemental Rent (if any), and Additional Rent for Operating Expenses and Taxes in proportion to the loss of usable floor area in the Premises after giving effect to such restoration, from and after the date Tenant must surrender possession or, if later, the date Tenant actually surrenders possession.

13.3Condemnation Award.  In the event of any such acquisition or condemnation of all or any part of the Building and/or Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation.  Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right, title and interest in any to any such award, and also agrees to execute any and all further documents that may be required in order to facilitate the collection thereof by Landlord.  Nothing contained in this Section shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings (but not against Landlord) for any moving expenses or any other expenses, claims or damages to which Tenant may be entitled (but expressly excluding Tenant’s leasehold interest in the Premises), provided the award thereof does not diminish the award otherwise payable to Landlord and for the value of any Tenant’s Property which would be removable at the end of the Term pursuant to the provisions of Article 9.

13.4Temporary Taking.  In the event of any taking or condemnation of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and Rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking that is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, then Tenant shall pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations hereunder with respect to surrender of the Premises and upon such payment shall be excused from such obligations.

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ARTICLE 14
CONDITIONS OF LIMITATION

14.1Events of Default.  This Lease and the Term and estate hereby granted are subject to the limitation that;

(1)if Tenant or Guarantor shall file a voluntary petition in bankruptcy or insolvency, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable Law, or shall make an assignment for the benefit of creditors, or shall admit in writing the inability to pay debts when due, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or Guarantor, or of all or any part of Tenant’s Property; or

(2)if, within sixty (60) days after the commencement of any such proceeding against Tenant or Guarantor, as applicable, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment of any trustee, receiver or liquidator of Tenant or Guarantor, or of all or any part of Tenant’s or Guarantor property, without the consent or acquiescence of Tenant or Guarantor, as applicable, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Tenant or Guarantor or any of Tenant’s Property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied; or

(3)if Tenant shall default in the payment when due of any installment of Fixed Rent or Supplemental Rent (if any), or in the payment when due of any Additional Rent (provided that Landlord shall provide Tenant with ten (10) days’ written notice and opportunity to cure Tenant’s failure to pay Rent, other than Fixed Rent, Supplemental Rent or estimated payments of monthly Operating Expenses and Real Estate Taxes, for which such cure period shall be limited to five (5) business days, and provided that in no event shall Landlord’s obligation to give any notice pursuant to this sentence obligate Landlord to give more than two such notices for payments past due in any 12 month period); or

(4)if Tenant shall default in the observance or performance of any term, covenant or condition of this Lease on Tenant’s part to be observed or performed (other than the covenants for the payment of Fixed Rent, Supplemental Rent (if any) and Additional Rent) and Tenant shall fail to remedy such default within thirty (30) days after written notice by Landlord to Tenant of such default; however, if such nonperformance requires more than thirty (30) days to cure, such period shall be reasonably extended in the case of any such non-performance that cannot be cured by the payment of money where such non-performance can be cured, and Tenant begins promptly within said thirty (30) day period and thereafter diligently completes the cure;  or

(5)if any event shall occur or any contingency shall arise whereby the estate hereby granted or the unexpired balance of the Term would, by operation of law or

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otherwise, devolve upon or pass to any person, firm or corporation other than Tenant except as is expressly permitted under Article 19 and Tenant shall fail to remedy such event or contingency within ten (10) days after written notice; or

(6)if more than 66% of the rentable square footage of the Premises shall be unoccupied or unused in Tenant’s business operations such that they are not being repaired or maintained in the condition required by this Lease, actively marketed for sublet or assignment, and such portion of the Premises is not lit during business hours in a manner that creates the appearance of activity for a period of at least 180 consecutive days other than (a) on account of events described in Articles 12 and 13, (b) within the last two years of the then-scheduled Term of this Lease, or (c) where Tenant is in the process of designing and constructing Alterations within the applicable portion of the Premises; then in any of said events described in clauses (1)-(6) (each, an “Event of Default”) Landlord may, to the extent permitted by Law, immediately or at any time thereafter, and without notice or demand, terminate this Lease.

14.2Rent Received Pending Insolvency Proceedings.  Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in said Subsections (1) and (2) of Section 14.1 shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rent or a waiver on the part of Landlord of any rights under Section 14.1.

ARTICLE 15
RE-ENTRY BY LANDLORD; REMEDIES

15.1Landlord’s Remedies.  If (a) this Lease and the Term shall terminate as provided in Article 14 or (b) Landlord, following the occurrence of any of the conditions described in Article 14 (subject to the obligation to provide the notices and opportunity for Tenant to cure set forth therein), elects to terminate this Lease and the Term by written notice to Tenant, then:

(1)To the extent permitted by Law, Landlord and Landlord’s agents may, after the date upon which this Lease shall terminate, re-enter the Premises or any part thereof, without notice, either by summary proceeding or by any other applicable legal action or proceeding to the extent required pursuant to applicable Laws, and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of its or their property and effects from the Premises and in no event shall re-entry be deemed an acceptance of surrender of this Lease; and

(2)Landlord, at Landlord’s option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its reasonable discretion, may determine.  Subject to the provisions of the immediately preceding sentence, Landlord shall use commercially reasonable efforts to relet the Premises following the termination of this Lease, but any obligation to relet imposed by Law will be subject to Landlord’s reasonable objectives of

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developing the Property in a harmonious manner with appropriate mixes of tenants, uses, floor areas, terms and the like.  Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole, but commercially reasonable, discretion, considers advisable or necessary in connection with any such reletting or proposed lease.  Tenant shall be liable for the amount of all expenses incurred by Landlord in connection with such repairs, replacements, alterations additions, improvements, decorations and other physical changes made by Landlord and the costs of such reletting, including without limitation, brokerage and reasonable legal expenses.

15.2Tenant’s Waiver.  Subject to applicable Law, Tenant waives any rights to (a) redeem the Premises, (b) re-enter or repossess the Premises, or (c) restore the operation of this Lease, after Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or after any re-entry by Landlord, or after any expiration or termination of this lease and the Term, whether such dispossess, reentry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease.  The words “re-enter”, “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

15.3Landlord’s Rights and Remedies.  In the event of any breach or threatened breach (and, as to such threatened breach, if a breach occurred there would be a reasonable likelihood of imminent danger to person or property) by Tenant or any persons claiming through or under Tenant of any of the agreements, terms, covenants or conditions contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise as if re-entry, summary proceedings or other specific remedies were not provided for in this Lease.

15.4Termination of Lease.  If this Lease and the Term shall terminate as provided in Article 14, or by or under any summary proceeding or any other legal action or proceeding to the extent required pursuant to applicable Laws, or if Landlord shall re-enter the Premises as provided in this Article, or by or under any summary proceeding or any other legal action or proceeding to the extent required pursuant to applicable Laws, then, in any of said events:

(1)Until Landlord elects lump sum liquidated damages described in paragraph (5) below, Tenant shall pay to Landlord all Fixed Rent, Supplemental Rent (if any) and Additional Rent to the date upon which this Lease and the Term shall have terminated or to the date of re-entry upon the Premises by Landlord, as the case may be;

(2)Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall be credited by Landlord against any Fixed Rent, Supplemental Rent (if any) or Additional Rent due at the time of such termination or re-entry, or at Landlord’s option, against any damages payable by Tenant;

(3)Tenant shall be liable for and shall pay to Landlord the Supplemental Rent due for the remainder of the initial Term plus any deficiency between (i) the Fixed Rent or Additional Rent payable hereunder for the period which otherwise would have

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constituted the unexpired portion of the Term (conclusively presuming the Additional Rent to be the same as was payable for the year immediately preceding such termination or re-entry) and (ii) the net amount, if any, of rents (“Net Rent”) collected under any reletting effected pursuant to the provisions of Section 15.1(2) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease or Landlord’s re-entry upon the Premises and in connection with such reletting including but not limited to all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, alteration costs and other expenses for preparing the Premises for such reletting);

(4)Any such deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for the payment of installments of Fixed Rent.  Landlord shall be entitled to recover from Tenant each monthly deficiency as the same shall arise and no suit to collect the amount of the deficiency for any month shall prejudice Landlord’s right to collect the deficiency for any subsequent month by a similar proceeding.  Alternatively, suit or suits for the recovery of such deficiencies may be brought by Landlord from time to time at its election;

(5)Whether or not Landlord shall have collected any monthly deficiencies as aforesaid, Landlord shall, at its sole option, be entitled to recover from Tenant, and Tenant shall pay Landlord, on demand, as and for liquidated and agreed final damages, an amount equal to, at Landlord’s election, (A) the Supplemental Rent due for the remainder of the initial Term plus the sum of (i) all sums to be paid by Tenant and not then paid at the time of such election, plus (ii) the amount by which the Fixed Rent and Additional Rent payable hereunder for the period which otherwise would have constituted the unexpired portion of the Term following such election (conclusively presuming the Additional Rent to be the same as was payable for the year immediately preceding such termination or re-entry) exceeds then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the rate of the Prime Rate plus two and one-half percent (2.5%) (but not to exceed ten percent (10%)) per annum, or (B) an amount equal to 12 months’ (or such shorter period as may then remain in the Term) Rent.  If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting, provided said reletting is on commercially reasonable terms.  In no event shall Landlord recover double damages from Tenant by pursuing alternative recoveries.

(6)In no event (i) shall Tenant be entitled to receive any excess of such Net Rent over the sums payable by Tenant to Landlord hereunder, or (ii) shall Tenant be entitled in any suit for the collection of deficiencies or damages pursuant to this Section to a credit in respect of any Net Rent from a reletting except to the extent that such Net Rent is actually received by Landlord prior to the commencement of such suit.  If the Premises or any part thereof should be relet in combination with other space, then proper

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apportionment on a square foot area basis shall be made of the rent received from such reletting and of the expenses of reletting.

15.5Tenant’s Covenants.  (1)  If this Lease be terminated as provided in Article 14 or by or under any summary proceeding or any other legal action or proceeding, or if Landlord shall re enter the Premises, Tenant covenants and agrees, notwithstanding anything to the contrary contained in this Lease;

(a)That the Premises shall be, upon such earlier termination or re-entry, in the same condition as that in which Tenant has agreed to surrender them to Landlord at the expiration of the Term hereof;

(b)That Tenant, on or before the occurrence of any Event of Default, shall have performed every covenant contained in this Lease for the making of any improvement, alteration or betterment to the Premises, or for restoring or rebuilding any part hereof; and

That, for the breach of either Subdivision (a) or (b) of this Section 15.5(1), or both, Landlord shall be entitled immediately, without notice or other action by Landlord, to recover, and Tenant shall pay the then cost of performing such covenant, plus interest thereon at the Default Rate for the period between the occurrence of any Event of Default and the time when any such work or act, the cost of which is computed, should have been performed under the other provisions of this Lease had such Event of Default not occurred.

(2)Each and every covenant contained in this Section shall be deemed separate and independent, and not dependent on other provisions of this Lease or the use and occupation of the Premises by Tenant, and the performance of any such covenant shall not be considered to be rent or other payment for the use of said Premises.  It is understood that the consideration for the covenants in this Section is the making of this Lease, and the damages for failure to perform the same shall be deemed to be in addition to and separate and independent of the damages accruing by reason of default in observing any other covenant contained in this Lease.

15.6Damages.  Nothing herein contained shall be construed as limiting or precluding the proceeding by Landlord against Tenant to obtain any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder on the part of Tenant.  Landlord shall have the right to obtain specific performance in any proceeding against Tenant.

15.7Each right and remedy of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right and remedy provided for in this Lease, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease, or now or hereafter existing at law or in equity or by statute or otherwise, shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity by statute or otherwise.

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ARTICLE 16
CURING TENANT’S DEFAULT; FEES AND EXPENSES

16.1Landlord Cure of Tenant Default.  If Tenant shall default, beyond applicable notice and cure periods, in the observance or performance of any term, covenant, or condition of this Lease on Tenant’s part to be observed or performed, Landlord, without thereby waiving such Event of Default, may perform the same for the account and at the reasonable expense of Tenant, without notice and a right to cure in a case of emergency and in any other case if such Event of Default continues after thirty (30) days from the date of the giving by Landlord to Tenant of notice of intention so to do or such lesser period of notice in the event that a condition might constitute a default under a Superior Mortgage or threaten life or property.  If necessary to exercise its rights pursuant to the preceding sentence, Landlord may enter the Premises at any time to cure an Event of Default upon reasonable prior notice (except in a case of emergency), and otherwise subject to the provisions of Section 21.3 of this Lease.  Bills for any expense incurred by Landlord in connection with any such performance by it for the account of Tenant, as well as bills for any property, material, labor or services provided, furnished or rendered by Landlord to Tenant and any charges for services provided under this Lease, may be sent by Landlord to Tenant monthly or immediately, and Tenant shall reimburse Landlord within thirty (30) days after invoice for all reasonable costs and expenses incurred by Landlord in connection therewith.  Tenant’s obligations under this Section shall survive the Expiration Date or sooner termination of the Term.  In the event that Tenant disputes Landlord’s right to exercise self-help pursuant to this Section 16.1 or the amount of the charges billed to Tenant on account of the same, Tenant and Landlord shall cooperate to resolve such dispute.  In the event Landlord and Tenant cannot resolve such dispute within fifteen (15) days, such dispute shall be submitted to arbitration.  The parties shall direct the Connecticut office of the AAA (or, if none, the nearest AAA office responsible for case management in Connecticut) to appoint an arbitrator who shall have a minimum of ten (10) years’ experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant.  Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator.  The arbitration shall be conducted in accordance with the expedited commercial real estate arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern).  The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties.  Within ten (10) days of appointment, the arbitrator shall render judgment in such dispute.  The arbitrator’s decision shall be final and binding on the parties.

16.2Attorney’s Fees.  The prevailing party in any legal or arbitration proceeding arising out of this Lease shall be entitled to all reasonable expenses incurred in an action arising out of this Lease, including reasonable attorney’s fees.

ARTICLE 17
NON-LIABILITY AND INDEMNIFICATION

17.1Damage to Tenant’s Property.  Except as provided in Section 17.3(2) below, neither Landlord nor any agent or employee of Landlord, shall be liable to Tenant, its employees, agents, contractors, invitees and licensees, and Tenant shall save Landlord and Landlord’s agents harmless of and from all loss, cost, liability, claim, damage and expense including reasonable

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counsel fees, penalties and fines incurred in connection with or arising from any injury to Tenant or for any damage to, or loss (by theft or otherwise) of any of Tenant’s Property, irrespective of the cause of such injury, damage or loss (including the acts of negligence of Tenant), but excluding Landlord’s and Landlord’s agents and employees negligence or willful misconduct.  Any Building employees to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agents with respect to such property and neither Landlord nor Landlord’s agents shall be liable for any loss of or damage to any such property by theft or otherwise.

17.2Injury to Person or Property.  Except as provided in Section 17.3(2), neither Landlord, nor any agent or employee of Landlord, shall be liable for (a) any injury or damage to any person or property resulting from fire, explosion, falling plaster, steam, gas, electricity, dust, water or snow, or leaks from any part of the Building or from the pipes, appliances or plumbing system, or from the roof, street or subsurface or any other place or by dampness, or from any other cause whatsoever, or (b) any such damage caused by other occupants or persons in the Building or by construction of any private, public or quasi-public work.

17.3Indemnification.  (1)  Tenant agrees to indemnify, defend, and save Landlord and Landlord’s agents and employees harmless of and from all losses, costs, liabilities, claims, damages and expenses including reasonable counsel fees, penalties and fines, incurred in connection with or arising from (i)  the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming through or under Tenant, or (ii) any negligent or willful acts or omissions of Tenant or its assignees or subtenants, or the contractors, agents, servants, employees, visitors or licensees of any of them, in or about the Premises or the Building either prior to, during, or after the expiration of, the Term, including in the making or performing of any Alterations.  If any action or proceeding shall be brought against Landlord or Landlord’s agents or employees based upon any such claim and if Tenant, upon notice from Landlord, shall cause such action or proceeding to be defended at Tenant’s expense by counsel reasonably satisfactory to Landlord without any disclaimer of liability by Tenant in connection with such claim, Tenant shall not be required to indemnify Landlord and Landlord’s agents or employees for counsel fees in connection with such action or proceeding.  The provisions of this Section 17.3 (1) shall survive the expiration or termination of this Lease.

(2)Landlord agrees to indemnify, defend, and save Tenant and Tenant’s agents and employees harmless of and from all losses, cost, liabilities, claims, damages and expenses including reasonable counsel fees, penalties and fines incurred in connection with or arising from any negligent or willful acts or omissions of Landlord or the contractors, agents, servants, employees, visitors or licensees of Landlord in or about the Building either prior to, during or after the expiration of the Term.  If any action or proceeding shall be brought against Tenant or Tenant’s agents or employees based upon such claim and if Landlord, upon notice from Tenant, shall cause such action or proceeding to be defended at Landlord’s expense by counsel reasonably satisfactory to Tenant but without any disclaimer of liability by Landlord in connection with such claim, Landlord shall not be required to indemnify Tenant or Tenant’s agents or employees for counsel fees in connection with the proceeding or action.  The provisions of this Section 17.3(2) shall survive the expiration or termination of this Lease.

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ARTICLE 18
SURRENDER

18.1Surrender.  On the last day of the Term or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, Tenant shall, at its own expense, quit and surrender the Premises to Landlord, together with all improvements which have been made upon the Premises, in broom clean, good order, condition and repair except (i) for ordinary wear and tear; and (ii) for damage by fire or other insured casualty that is the responsibility of Landlord to repair or restore.  In accordance with and subject to the provisions of Article 9 above, Tenant shall remove from the Premises and the Building (x) Tenant’s Property, (y) such Specialty Alterations as Tenant may be required to remove pursuant to Article 9, and (z) the personal property and personal effects of all persons claiming through or under Tenant and shall, in each instance, pay the cost of repairing all damage to the Premises and the Building occasioned by such removal.

18.2Abandonment.  Any Tenant’s Property or other personal property which shall remain in the Premises after the Expiration Date or the date of sooner termination of this Lease shall be deemed to have been abandoned and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit at Tenant’s cost and expense.

18.3Holdover.  If the Premises are not surrendered at the expiration or earlier termination of the Term, Tenant shall (i) pay for the use and occupancy of the Premises at a rate equal to 150% times the rate of Fixed Rent in effect immediately prior to the expiration of the Term, on a daily basis, for each day until the date of surrender of the Premises for the first 60 days of such holdover, and, thereafter, 200% of such rate, in each case together with all amounts of Additional Rent due under this Lease; and (ii) if Tenant shall so hold over in the Premises for more than thirty (30) days, indemnify Landlord against any and all damages, costs, expenses, loss or liability resulting from delay by Tenant in so surrendering the Premises, including without limitation, any loss of any tenancy or any damages paid to any tenant on account of failure to deliver the space when and as required to be delivered by Landlord together with Landlord’s other costs including reasonable legal fees and litigation expenses of enforcing this Lease. Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a tenancy at sufferance.  Nothing in this Article 18 shall be deemed to be a waiver of any of Landlord’s rights or remedies under this Lease, at law or otherwise except as expressly set forth herein.

18.4Survival.  Tenant’s obligation under this Article shall survive the Expiration Date or sooner termination of this Lease.

ARTICLE 19
ASSIGNMENT, MORTGAGING AND SUBLETTING

19.1Mortgage, Pledge, Encumbrance, Assignment and Sublet of Premises.

(1)Except as expressly set forth below, neither this Lease, nor the Term and estate hereby granted, nor any part hereof or thereof, nor the interest of Tenant in any sublease or the rentals thereunder, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred

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by Tenant, Tenant’s legal representatives or successors in interest by operation of law or otherwise, and neither the Premises, nor any part thereof, shall be encumbered in any manner by reason of any act or omission on the part of Tenant or anyone claiming under or through Tenant, or shall be sublet or be used or occupied or permitted to be used or occupied, or for any purpose other than as permitted by this Lease, without the prior consent of Landlord in each case except as expressly otherwise provided in this Article.  Notwithstanding the foregoing, Landlord shall not unreasonably withhold, condition or delay its consent to any assignment or sublet.  In the event that Tenant shall desire to assign this Lease or to sublease all or any portion of the Premises, then Tenant shall submit in writing (a “Transfer Notice”) to Landlord the name of the assignee or subtenant, the nature of its business and the terms and conditions of the proposed assignment or subletting prior to the effective date of such assignment or sublease.  In the event that Tenant assigns this Lease, then Tenant’s assignee must assume in writing Tenant’s obligations from and after the effective date of an assignment in an instrument that is reasonably approved by Landlord.  For purposes of this Lease, any change of control of Tenant (other than by sale or issuance of stock on a nationally recognized stock exchange), whether direct or indirect, shall be deemed an assignment of this Lease.  “Control” shall mean the ownership, directly or indirectly, of more than 50% of the beneficial interests in Tenant or the power to control and manage the affairs of Tenant either directly or by election of directors and/or officers.

Notwithstanding the foregoing to the contrary, the following transactions (any of them, a “Permitted Transfer”) shall not require the consent of Landlord, and Sections 19.1(2) and 19.5 of this Lease shall not be applicable thereto: an assignment to a corporation, partnership or limited liability company into or with which Tenant is merged or consolidated or an assignment to a corporation, partnership or a limited liability company to which all or substantially all of Tenant’s assets are transferred (collectively, “Tenant’s Successors”) or an assignment or sublease to any corporation, partnership or limited liability company that (I) Controls Tenant, or (II) is Controlled by Tenant or (III) is under common Control with Tenant (collectively, “Tenant’s Affiliates”; each Tenant’s Successor and Tenant’s Affiliate, a “Permitted Transferee”); provided, however, that in any of such events (i) the resulting tenant under this Lease or transferee has a net worth computed in accordance with generally accepted accounting principles, consistently applied, at least equal to the net worth of Tenant immediately prior to such event; (ii) proof reasonably satisfactory to Landlord confirming compliance with the immediately preceding clause (i) shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction (which information shall be subject to the provisions of the last sentence of Section 29.3); (iii) in the event of an assignment, a duplicate original instrument of assignment in form and substance reasonably satisfactory to Landlord, duly executed by Tenant, shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction unless prohibited by applicable Laws (in which case, Tenant shall deliver such instrument to Landlord within five (5) business days after the effective date of any such transaction); (iv) in the event of an assignment, an instrument in form and substance reasonably satisfactory to Landlord, duly executed by the assignee, in which such assignee assumes observance and performance of, and agrees to be bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed and observed shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction unless prohibited by applicable Laws (in which case, Tenant shall deliver such instrument to Landlord

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within five (5) business days after the effective date of any such transaction); and (v) any such merger, consolidation or transfer shall be for a good business purpose and not principally for the purpose of transferring this Lease.

(2)Landlord shall have the option, exercisable by written notice delivered to Tenant within fifteen (15) days after Landlord’s receipt of a Transfer Notice accompanied by such information as Landlord may reasonable request in connection with such proposed assignment or sublet, to: (a) permit Tenant to assign this Lease or sublet the Premises, as applicable; or (b) disapprove Tenant’s assignment or sublet, as applicable, and to continue this Lease in full force and effect as to the entire Premises (subject to Landlord’s obligation not to unreasonably withhold, condition or delay its consent as provided in Section 19.1(1) above); or (c) in the event of (i) a proposed assignment of this Lease or (ii) a sublease for at least seventy-five percent (75%) of the remaining Term that, together with all other subleases for at least seventy-five percent (75%) of the remaining Term then in effect consists of at least fifty percent (50%) of the rentable square footage of the Premises, terminate this Lease if an assignment or terminate this Lease as to the portion of the Premises affected by the subleases as of the date set forth in Landlord’s notice of exercise of such option, which date shall no sooner than the effective date of the proposed assignment or sublet (but in any event not more than ninety (90) days following the giving of such notice) (a “Recapture”); provided, however, that Tenant may, prior to the delivery of a Transfer Notice, request in writing designating the affected area of the Premises, identifying the prospective subtenant or assignee, and providing such other information as Landlord may reasonably request, whether Landlord will exercise a Recapture of the portion of the Premises which Tenant desires to transfer (a “Recapture Notice”) and Landlord shall notify Tenant whether it shall Recapture the Premises (or, with respect to a sublet of less than all of the Premises, the affected portion of the Premises) within ten (10) business days of receipt of the Recapture Notice (or if later, the receipt of such information).  If Landlord approves of the proposed assignment or sublet pursuant to subparagraph (1), above, Tenant may enter into the proposed assignment or sublet on the conditions set forth in this Section 19.1 with such proposed transferee provided that the proposed assignment or sublet shall be on the same terms set forth in the original request for consent. If Landlord gives a Recapture Notice, then Tenant may, within ten (10) days thereafter, irrevocably rescind the applicable transfer request, in which case this Lease shall continue in full force and effect and the Recapture Notice shall be null and void.

If Landlord exercises its option to terminate this Lease (or in the case of a partial sublet to release Tenant with respect to a portion of the Premises) as provided above, Tenant shall surrender possession of the Premises or a portion of the Premises, as the case may be, on the date set forth in Landlord’s notice, and thereafter neither Landlord nor Tenant shall have any further liability with respect thereto, except with respect to those matters that expressly survive the termination of this Lease. If this Lease shall be terminated as to a portion of the Premises only, Rent and Tenant’s parking allocations shall be readjusted proportionately according to the ratio of the number of square feet and the portion of the space surrendered compares to the floor area of Tenant’s Premises.

The provisions of this subparagraph (2) shall not apply to any Permitted Transfer.

(3)Any assignment of this Lease, or of the interest of Tenant hereunder, or sublease as aforesaid, without full compliance with any and all requirements set forth in this Lease shall

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be a breach of this Lease and a default hereunder and shall, at Landlord’s option, render any such purported assignment or subletting null and void and of no force or effect.

19.2Tenant’s Obligations.  If this Lease be assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee.  If the Premises or any part hereof be sublet or be used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant.  In either event, Landlord may apply the net amount collected to the Rent herein reserved, but no such assignment subletting, occupancy or collection shall be deemed a waiver of any of the provision of this Article, or the acceptance of the assignee, subtenant or occupant as tenant, or a release by Tenant from the further performance by Tenant of Tenant’s obligations under this Lease.  The consent of Landlord to an assignment, mortgaging or subletting pursuant to any provision of this Lease shall not in any way be considered to relieve Tenant from obtaining the express consent of Landlord to any other or further assignment, mortgaging or subletting required by this Lease.  Tenant agrees to pay to Landlord reasonable counsel fees incurred by Landlord in connection with any proposed assignment of Tenant’s interest in this Lease or any proposed subletting of the Premises or any part thereof to the extent Landlord’s consent is required hereunder.  Neither any assignment of Tenant’s interest in this Lease nor any subletting, occupancy or use of the Premises or any part thereof by any person other than Tenant, nor any collection of rent by Landlord from any person other than Tenant as provided in this Article, nor any application of any such rent as provided in this Article, shall under any circumstances, relieve or release Tenant of its obligation fully to observe and perform the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, except that Tenant shall be released from its obligations under this Lease from and after the date of an assignment of this Lease in accordance with this Article 19 if the assignee is Yale University.

19.3Other Building Tenants.  Notwithstanding anything to the contrary herein, in no event shall Tenant assign this Lease or sublet all or any portion of the Premises to any other tenant in the Building or any entity directly or indirectly controlled by, controlling, or under the common control with, any other tenant in the Building, unless there is no comparable space then available to be offered for lease by Landlord in the Building; or any party then negotiating with Landlord (as evidenced by a then-effective lease term sheet or proposal prepared by any party to the proposed transaction or its agents) to lease other space at the Building, unless there is no comparable space then available to be offered for lease by Landlord at the Building.

19.4Sublets.  (1)  In case of a subletting approved by Landlord or otherwise permitted hereunder, prior to the effective date of such sublease, a copy of the fully executed sublease shall be delivered to Landlord, the same to provide that (i) such sublease is and shall be subject and subordinate to this Lease and any then present or future modifications thereof (including without limitation any restrictions on the use of the Premises); and (ii) in the event of termination, re-entry or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (A) be liable for any previous acts or omissions of Tenant, as sublessor under such sublease; (B) be subject to any offsets against Landlord, (C) be bound to perform any obligations in excess of its then-applicable obligations under this Lease, or (D) be

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bound by any previous modification of such sublease to which Landlord shall not have consented in writing, or by any previous prepayments of more than one month’s rent.

(2)In the case of any approved assignment or subletting or an assignment or subletting otherwise permitted hereunder, Tenant, as assignor or as sublessor, as the case may be, shall remain liable for the performance or observance of all of the terms and provisions on Tenant’s part to be performed or observed under this Lease except as expressly set forth in Section 19.2, above.

19.5Transfer Profit.  Tenant shall pay to Landlord, as Additional Rent, an amount (the “Transfer Profit”) equal to 50% of any rent and other economic consideration received by Tenant as a result of any assignment of this Lease or sublet of the Premises (other than a Permitted Transfer) that exceeds, in the aggregate: (a) the total of the remaining Fixed Rent and Additional Rent that Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased) plus (b) any reasonable third party out-of-pocket expenses actually incurred by Tenant in connection with the assignment and subletting in question for brokerage commissions, advertising expenses, attorney’s fees, moving or relocation costs paid to the transferee, any work allowance and any tenant work performed by Tenant in connection with such Transfer, amortized on a straight-line basis over the term of the applicable transfer (specifically excluding free rent).  Tenant shall pay such Transfer Profit to Landlord on a monthly basis within ten (10) business days after receipt thereof, without affecting or reducing any other obligations of Tenant hereunder.  Each such payment shall be sent with a statement detailing its calculation.  Landlord shall have the right, upon thirty (30) days prior notice given within two (2) years following the end of the calendar year in which such statement is delivered, to audit Tenant’s books and records related to the applicable transfer to verify the accuracy of the detailed statement.

ARTICLE 20
SUBORDINATION AND ATTORNMENT

20.1Subordination and Non-Disturbance.  This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respect to (a) all future ground leases, overriding leases and underlying leases and/or grants of term of the Property and/or the Building or the portion thereof in which the Premises are located in whole or in part (collectively, “Superior Leases”), (b) all mortgages and building loan agreements, including leasehold mortgages and building loan agreements, which may now or hereafter affect the Property and/or the Building (collectively, the “Superior Mortgages”) whether or not the Superior Mortgages shall also cover other lands and/or buildings and (c) each and every advance made or hereafter to be made under the Superior Mortgages and to all renewals, modifications, replacements substitutions and extensions of the Superior Mortgages and spreaders and consolidations of the Superior Mortgages, provided, however that the lessor under any Superior Lease (the “Ground Lessor”) and/or Mortgagee (defined below), as applicable, agrees in writing that for so long as Tenant is not in default of its obligations set forth in this Lease beyond any applicable notice and cure period, the Ground Lessor and/or Mortgagee, as applicable, will not, in foreclosing against, or taking possession of the Premises or otherwise exercising its right under the Superior Lease and/or Superior Mortgage, as applicable, disturb Tenant’s right of possession under this Lease.  In confirmation of such subordination, Tenant shall within ten (10) days after receipt of a request

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for the same, provided the provisions of the foregoing sentence are complied with to Tenant’s benefit, execute and deliver at its own cost and expense any instrument, in recordable form if required, and reasonably satisfactory to Tenant, that Landlord or the Ground Lessor and/or Mortgagee or any of their respective successors in interest may reasonably request to evidence such subordination.  Tenant acknowledges and agrees that a Subordination, Non-Disturbance and Attornment Agreement substantially in the form attached as Exhibit 20.1 (the “SNDA”) meets the requirements of this Section 20.1 and Article 20.

20.2No Superior Lease or Superior Mortgage.  Landlord represents and warrants that, as of the date hereof, there is no Superior Lease or Superior Mortgage encumbering all or any portion of the Property from whom Tenant has not received a Subordination, Non-Disturbance and Attornment Agreement as required pursuant to Section 20.1.

20.3Attornment.  Subject to the provisions of Section 20.1 being complied with to Tenant’s benefit, if, at any time prior to the expiration of the Term, the Mortgagee shall become the owner of the Property as a result of foreclosure of its mortgage or conveyance of the Property, or become a mortgagee in possession of the Property or the Building, Tenant agrees, at the election and upon demand of any owner of the Property or the Building, or of the holder of any Superior Mortgage (including a leasehold mortgagee) in possession of the Property or the Building, to attorn from time to time to any such owner, holder or lessee upon the then executory terms and conditions of this Lease, provided that such owner, holder or lessee, as the case may be, shall then be entitled to possession of the Premises.  Such successor in interest to Landlord (“Successor”) shall not be bound by (i) any payment of Fixed Rent or Additional Rent for more than one month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, or (ii) any amendment, modification or termination of this Lease made or entered into after the date of execution of the Superior Mortgage without the consent of the Mortgagee or Successor whose name is disclosed to Tenant (except that any Successor agrees to be bound by and subject to any termination of this Lease after the date hereof as a result of Tenant exercising Tenant’s termination rights under Sections 12.2 or 13.1 of this Lease or Section 14 of the Work Letter on the terms and conditions contained therein), or (iii) any offsets which may be asserted by Tenant against payments of Rent as a result of any default by or claims against Landlord hereunder arising prior to the date such Successor takes possession of the Premises (except that any Successor agrees to be bound by and subject to any abatement or offset against Rent after the date hereof as a result of Tenant exercising Tenant’s rights under Sections 11.7, 12.1, 13.2, 35.1 36.1 and 37.2 of this Lease and Section 14 of the Work Letter on the terms and conditions contained therein), or (iv) other than repair and maintenance obligations arising from and after the date of such succession and the obligations contained in the third paragraph of Section 5 of the SNDA, any obligation by Landlord as lessor hereunder to perform any work or grant any concession without the mortgagee’s express assumption of such obligation to perform work or grant such concession.  The foregoing provisions of this Section shall inure to the benefit of any such owner, holder or lessee, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions, although Tenant shall execute such an instrument upon the request of the Mortgagee, provided the provisions of Section 20.1 are complied with to Tenant’s benefit.

20.4Collateral Assignment of Lease.  Tenant acknowledges that Landlord may assign this Lease and the Rent hereunder to Mortgagee as additional collateral for the loan

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secured by the Superior Mortgage.  Tenant agrees that if Mortgagee, pursuant to the assignment, and whether or not it becomes a mortgagee in possession, shall give written notice to Tenant that Mortgagee has elected to require Tenant to pay to Mortgagee the Rent and other charges payable by Tenant under this Lease, Tenant shall, until Mortgagee shall have canceled such election, thereafter pay to Mortgagee all Rent and other sums payable under this Lease and such payments to Mortgagee shall be treated as payments made under this Lease.  Tenant hereby covenants and agrees that Tenant shall not subordinate this Lease to any lien or encumbrance (other than the Superior Mortgage) without Mortgagee’s prior written consent.

20.5Notice to Mortgagee.  Provided that Tenant has been provided with notice of the name and address of any holder of a Superior Mortgage (a “Mortgagee”), no notice from Tenant of any default by Landlord in its obligations shall be valid, and Tenant shall not attempt to exercise any remedy which may arise under law or this Lease by reason of any such default, unless Tenant first gives such notice to any Mortgagees and provides such Mortgagees with notice of such default, and an opportunity to cure the same within a period of time that shall be not less than the period afforded to Landlord to cure the default under the provisions of this Lease (the “Basic Notice and Opportunity to Cure”), and a reasonable period of time in addition thereto (i) if the circumstances are such that said default cannot reasonably be cured within such period and Mortgagee has commenced and is diligently pursuing such cure, plus (ii) an unlimited period (not to exceed 240 days) during any litigation or enforcement action or proceeding, including a foreclosure, bankruptcy, reorganization, possessory action or a combination thereof.  It is specifically agreed that Tenant shall not require Mortgagee to cure any bankruptcy, insolvency or reorganization default on the part of landlord or any breach by landlord of any representation or warranty.  Notwithstanding anything to the contrary contained herein, nothing in this Section 20.5 shall require Tenant to provide any such Mortgagee with any notice or longer opportunity to cure other than the Basic Notice and Opportunity to Cure with respect to (a) Tenant’s express rights to terminate this Lease pursuant to Sections 12.2 or 13.1 of this Lease or Section 14 of the Work Letter or (b) to receive an abatement or offset against Rent pursuant to Sections 11.7, 12.1, 13.2, 35.1, 36.1 and 37.2 of this Lease and Section 14 of the Work Letter on the terms and conditions contained therein and nothing in this Section 20.5 shall prohibit Tenant from exercising such express rights.

20.6Subordination of Superior Mortgage.  Any Mortgagee may, at any time, by giving written notice to, and without any further consent from, Tenant, subordinate its mortgage to this Lease, and thereupon the interest of Tenant under this Lease shall automatically be deemed to be prior to the lien of such mortgage without regard to the relative dates of execution, delivery or filing thereof or otherwise.

20.7Insurance Proceeds.  Landlord shall endeavor to have each Mortgagee provide in connection with the application of insurance proceeds received by such Mortgagee, that, so long as (i) Landlord is not in default of its obligations under the Superior Mortgage and all financial covenants and other reasonable covenants required by such Mortgagee have been and are anticipated to continue to be satisfied; (ii) Tenant is not in default of its obligations under this Lease beyond any applicable notice and/or cure periods; and (iii) Tenant will not exercise any right it may have under Section 12.2 of this Lease by virtue of the occurrence of such casualty to terminate this Lease such Mortgagee will disburse such proceeds, in accordance with requirements set forth in the Superior Mortgage (or other loan documents) for the repair and

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restoration of the Building. Landlord’s inability to achieve the terms set forth in the immediately preceding sentence from any Mortgagee (despite Landlord’s compliance therewith) shall not be deemed to result in a default under this Lease by Landlord.

ARTICLE 21
ACCESS; CHANGE IN FACILITIES

21.1Changes to the Building.  Landlord reserves the right, at any time without incurring any liability to Tenant therefor, to make such changes and additions in or to the Building and the fixtures and equipment of the Building, as well as in the entrances, passageways, halls, doors, doorways, corridors, elevators, escalators, stairs, toilets and other public parts of the Building as it may deem necessary or desirable, provided any such change or addition does not (x) unreasonably and adversely affect Tenant’s access to the Premises; (y) materially or unreasonably interfere with the use of the Premises or the conduct of business therein; nor (z) reduce the usable area of the Premises in excess of one percent (1%) of the total rentable area thereof so long as such reduction shall not unreasonably and adversely affect Tenant’s current use (with an appropriate adjustment in Fixed Rent due to such reduction in the area of the Premises).  Landlord further reserves the right to grant easements and other rights, in addition to those described on Exhibit 2.1(a), with respect to the Property (provided such grants do not adversely affect Tenant’s rights under this Lease in more than a de minimis manner) and Tenant shall comply with the same.

21.2Installations in the Premises.  Subject to the provisions of Section 41.1, Tenant shall permit Landlord to install, use and maintain pipes, ducts and conduits within or through the Premises, or through the walls, columns and ceilings therein, provided that the installation work is performed at such times and by such methods as will not reduce the usable space in the Premises or unreasonably interfere with Tenant’s use and occupancy of the Premises, or damage the appearance thereof.

21.3Landlord’s Entry.  Landlord or Landlord’s agents shall have the right to enter the Premises at all times for any of the purposes specified in this Article and (a) to examine the Premises or for the purpose of performing any obligation of Landlord or exercising any right or remedy reserved to Landlord in this Lease; (b) to exhibit the Premises to a prospective purchaser, mortgagee, ground lessor of the Building, or others having a reasonable basis to inspect the same, and, during the last 12 months of the Term to exhibit the Premises to prospective tenants; (c) make such repairs, alterations, improvements or additions or to perform such maintenance as Landlord may deem necessary or desirable; and (d) to take all materials into and upon the Premises that may be required in connection with any such repairs, alterations improvements, additions or maintenance.  Notwithstanding the foregoing, except in emergencies, all entries by Landlord under this Section shall be, after reasonable notice to Tenant, at reasonable times and shall be conducted in accordance with Tenant’s customary rules and regulations concerning access to the Premises including, but not limited to labs, research and administrative offices located therein and so as not to unduly or unreasonably, interfere with Tenant’s use and occupancy of the Premises.  Furthermore, and notwithstanding the foregoing or anything to the contrary herein, Landlord acknowledges that Tenant may designate up to fifteen percent (15%) of the rentable square feet of the Premises as secure areas if reasonably required due to privacy

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laws or health and safety concerns, which secure areas will be subject to access only when accompanied by Tenant’s representative, other than in the event of an emergency.

21.4Constructive Eviction.  The exercise of any right reserved to Landlord in this Article in compliance with the terms and conditions of this Lease shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent (except as specifically provided herein), or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or Landlord’s agents, or upon the holder of a Superior Mortgage.

ARTICLE 22
INTENTIONALLY OMITTED

ARTICLE 23
REDEMPTION, COUNTERCLAIM
AND JURY TRIAL

23.1Redemption, Counterclaim and Jury Trial.

(a) If Landlord shall acquire possession of the Premises by summary proceedings, or in any other lawful manner without judicial proceedings, it shall be deemed a reentry within the meaning of that word as used in this Lease.  In the event that Landlord commences any summary proceedings or action for nonpayment of Rent or other charges provided for in this Lease, Tenant shall not interpose any non-compulsory counterclaim of any nature or description in any such proceeding or action.

(b) Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, under or connected with this Lease, or any of its provisions, or tenant’s possession of the premises.

ARTICLE 24
WAIVERS

24.1Waivers.  The failure of either Landlord or Tenant to insist in any one or more instances upon the strict performance of any one or more of the arguments, terms, covenants, conditions or obligations of this Lease, or to exercise any right, remedy or election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission whether of a similar nature or otherwise.  The manner of enforcement or the failure of Landlord to enforce any of the Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations.

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24.2Surrender of Keys and Acceptance of Rent.  The following specific provisions of this Section shall not be deemed to limit the generality of the foregoing provisions of this Article:

(1)No agreement to accept a surrender of all or any part of the Premises shall be valid unless in writing and signed by Landlord.  No delivery of keys shall operate as a termination of this Lease or a surrender of the Premises.

(2)The receipt or acceptance by Landlord of Rent with knowledge of breach by Tenant of any term, covenant or condition of this Lease shall not be deemed a waiver of such breach.

(3)No payment by Tenant or receipt by Landlord of a lesser amount than the correct Fixed Rent, Supplemental Rent (if any) or Additional Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

ARTICLE 25
QUIET ENJOYMENT

25.1Quiet Enjoyment.  If, and so long as Tenant pays the Fixed Rent, Supplemental Rent (if any) and Additional Rent and keeps and performs each and every term, covenant and condition herein contained on the part and on behalf of Tenant to be kept and performed prior to the expiration of any applicable notice and cure period, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease without hindrance or molestation by Landlord, subject to the terms, covenants, and conditions of this Lease and the Superior Mortgages (subject to the terms of Article 20 and any resulting SNDA).

ARTICLE 26
ENVIRONMENTAL COMPLIANCE

26.1Tenant’s Environmental Obligations.  Tenant hereby covenants to Landlord that Tenant shall (a) (i) comply with all Environmental Laws (defined below) applicable to the discharge, generation, manufacturing, removal, transportation, treatment, storage, disposal and handling of Hazardous Materials (as defined below) as apply to the activities of Tenant, its directors, officers, employees, agents, contractors, subcontractors, licensees, invitees, sublessees, assignees, successors and assigns at the Property (together with Tenant, the “Tenant Parties”) and, without limiting the generality of the foregoing, obtain and comply with any and all required permits, licenses, or other approvals for the use, discharge, storage, and transport of Hazardous Materials, and, prior to the expiration or termination of this Lease, complete the closure of any Hazardous Materials storage area in the Premises (any such area, a “Hazardous Waste Storage Area”) in accordance with all applicable Laws; (ii) promptly remove any Hazardous Materials caused, stored, Released (as defined below) or generated by the Tenant Parties from the Premises in accordance with all applicable Environmental Laws and orders of

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Governmental Authorities having jurisdiction; (iii) pay or cause to be paid all costs associated with such removal of such Hazardous Materials caused, stored, Released or generated by Tenant or the Tenant Parties including any remediation and restoration of the Premises; and (iv) indemnify, defend and hold harmless Landlord from and against all losses, claims and costs arising out of the migration of Hazardous Materials caused, stored, Released, or generated by the Tenant Parties from or through the Premises into or onto or under other portions of the Building or the Property or other properties; (b) keep the Property free of any lien imposed pursuant to any applicable Law in connection with the existence of Hazardous Materials in or on the Premises caused or generated by Tenant or the Tenant Parties; (c) not install or permit to be installed or to exist in the Premises any asbestos, asbestos-containing materials, urea formaldehyde insulation or any other chemical or substance which has been determined to be a hazard to health and environment, the installation, presence, use or existence of which would be in or cause a violation of any applicable Law; (d) not cause (or permit to exist as a result of an intentional or unintentional act or omission on part of Tenant or any Tenant Parties), a releasing, spilling, leaking, pumping, emitting (other than from one containment area to another), pouring, discharging, emptying or dumping of any Hazardous Materials in violation of applicable Law (collectively hereafter, “Release” or “Releasing”) onto the Premises or the Property; (e) identify on Exhibit 26.1 all Hazardous Materials currently used by Tenant and shall notify Landlord of any changes or addition to the Hazardous Materials so used; (f) give all notifications and prepare all reports required by Environmental Laws or any other Laws with respect to Hazardous Materials caused or generated by the Tenant Parties or Released from the Premises (and shall give copies of all such notifications and reports to Landlord); (g) promptly notify Landlord in writing of any Release known to Tenant in or on the Premises; (h) if Landlord has a reasonable basis of belief that Tenant, or the Tenant Parties permitted or caused a Release to occur, pay for periodic environmental monitoring by Landlord as well as subsurface testing paid as Additional Rent; and (i) promptly notify Landlord in writing of any summons, citation, directive, notice, letter or other communication, written or oral, from any Governmental Authority, or of any claim or threat of claim known to Tenant, made by any third party relating to the presence or Release of any Hazardous Material caused or generated by the Tenant Parties onto the Premises.  In addition to the foregoing, Tenant shall be responsible for and bear all costs in connection with the treatment and discharge of its Hazardous Materials (including without limitation laboratory waste and wastewater) disposal.

Notwithstanding anything to the contrary set forth in this Lease, Tenant shall not be responsible or liable for any Hazardous Materials located at, in, or around the Premises which was (i) Released or generated prior to the Delivery Date (unless Released or generated by Tenant or anyone claiming by, through or under Tenant); or (ii) was Released or generated by Landlord or another party other than Tenant or any Tenant Parties.  If any act or omission of Tenant or any Tenant Parties cause Tenant’s business operations at the Premises or the Property, or the Premises or Property (or any portion thereof, to become an "establishment" (as defined in the Connecticut Transfer Act, C.G.S. § 22a‑134 et seq. (the “CTA”)), then, in connection with any “transfer” (as defined in the CTA) of Tenant’s business operations at Premises, or the Premises or the Property (or any portion thereof), Tenant, at its sole cost and expense, shall comply with the CTA, but only to the commercial standard required by the Remediation Standard Regulations (“RSRs”) in Sections 22a-133k-1 through 22a-133k-3 of the Regulations of Connecticut State Agencies (“RCSA”) (provided that compliance with such standard does not unreasonably

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interfere with the use of the Building for the Permitted Use or the use of the Premises by any other tenant in a manner consistent with Comparable Buildings) and only to the extent the remediation of any part of the Premises or Property is due to Tenant’s acts or omissions in a manner consistent with Comparable Buildings and any other applicable Laws related thereto, including without limitation, the payment of all fees associated with any filings under the CTA, and Tenant agrees to be the “certifying party” with respect to all forms filed with the applicable regulatory authorities.  Upon the termination or earlier expiration of this Lease, or at such earlier time, if any, that Tenant assigns this Lease, Tenant, its assignee, or both, shall at their sole cost and expense and utilizing the services of a Licensed Environmental Professional (“LEP”, as defined in CGS Sec. 22a-133y), conduct an investigation of the Premises and Property consistent with the Site Characterization Guidance Document of the Connecticut Department of Energy and Environmental Protection applicable at that time and if that investigation discloses a Release that has not been investigated, remediated or monitored in compliance with the RSRs, then, Tenant, its assignee, or both, shall either (a) immediately perform such investigation, remediation and monitoring as required to render the Premises or Property compliance with the RSRs in a manner reasonably approved by Landlord; or (b) escrow all funds reasonably determined by Landlord to perform such investigation, remediation and monitoring.

Tenant’s obligation to close the Hazardous Waste Storage Area, at Tenant’s sole cost and expense, shall survive termination of this Lease.  Tenant agrees that, in connection therewith, and as security for Tenant’s obligation to close any Hazardous Waste Storage Area then, on Landlord’s request made no earlier than one year prior to the Expiration Date and no later than ten (10) business days after the Expiration Date, (or if this Lease is sooner terminated, on the termination date), Tenant shall deposit with Landlord a reasonable sum, not to exceed $200,000, which Landlord shall be entitled to continue to hold as security for the proper and lawful closure of the Hazardous Waste Storage Area (the “Closure Obligation”).  In lieu of cash, Tenant may provide Landlord with an unconditional, irrevocable, assignable letter of credit for all or a portion of such amount.  In the event Tenant furnishes a letter of credit under this paragraph, such letter of credit shall be on the following terms and conditions:  (i) issued by a commercial bank reasonably acceptable to Landlord, which bank must have an office in New Haven, Connecticut, in the form attached as Exhibit 40.1 or another form reasonably acceptable to Landlord; (ii) having a term which shall have an expiration date not sooner than the date which is two (2) years from the Expiration Date (as such date may be extended by virtue of Tenant exercising its right to extend the Term) or sooner termination date, however, if the letter of credit has an earlier expiration date, it shall contain a so‑called “evergreen clause”; (iii) available for negotiation by draft(s) at sight accompanied by a statement signed by Landlord stating that the amount of the draw represents funds due to Landlord (or its successors and assigns) due to the failure of Tenant to perform its Closure Obligation or (iv) be otherwise on terms and conditions reasonably satisfactory to Landlord.  It is agreed that in the event Tenant fails to perform its Closure Obligation, Landlord may draw upon the letter of credit to the extent required to perform the same.  In the event that Tenant shall fully and faithfully perform its Closure Obligation (as shall be evidenced by a sign-off or other definitive communication from applicable Governmental Authorities), the letter of credit and/or funds on deposit with Landlord shall be returned to Tenant within thirty (30) days after provision of such evidence.  Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the letter of credit

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or any funds on deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

Prior to the expiration of this Lease (or within sixty (60) days after any earlier termination), Tenant shall clean and (where applicable pursuant to applicable Laws) otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing serving the Premises, and all exhaust or other ductwork serving the Premises, in each case which has carried or Released or been exposed to any Hazardous Materials, and shall otherwise clean the Premises so as to permit the report hereinafter called for to be issued.  An LEP that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion (“Tenant’s LEP”) shall prepare a surrender report (the “Surrender Plan”) describing the measures to be taken by Tenant in accordance with this paragraph and submit the same to Landlord for Landlord’s review and reasonable approval at least 120 days prior to the Expiration Date (or within 30 days following any earlier termination). Prior to the expiration of this Lease (or within sixty (60) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by Tenant’s LEP, which report shall be based on Tenant’s LEP’s inspection of the Premises and shall show that Tenant complied in all material respects with the Surrender Plan and:

(1)that the Hazardous Materials described in the first sentence of the immediately preceding paragraph, to the extent, if any, existing prior to such cleaning or (where applicable pursuant to applicable Laws) decommissioning, have been removed in accordance with acceptable limits generally accepted in the industry and applicable Environmental Laws (including without limitation the requirements of the Nuclear Regulatory Commission); and

(2)that the Premises, may be reused by a subsequent tenant without said subsequent tenant or Landlord incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Materials and without any party having the requirement to provide notice in connection with such Hazardous Materials; and

(3)that the Premises may be reoccupied for office or laboratory use, as applicable, demolished or renovated without the need to incur special costs or to undertake special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without the need to incur regulatory requirements or to provide notice in connection with Hazardous Materials.

Further, for purposes of clauses (2) and (3), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials (and in no event shall “special costs” or “special procedures” mean costs or procedures incurred in the removal of any materials, property or equipment that (i) contain Hazardous Materials as a component material, or which component materials are inherently hazardous (i.e., copper piping/wiring), and (ii) are ordinarily and customarily used in connection with Class A office use, such as the component parts of light bulbs, joint compounds,

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ordinary building materials and the like).  The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results.

If Tenant fails to perform its obligations to clean or (where applicable pursuant to applicable Laws) decommission and provide the report required under this Section 26.1 prior to the expiration or within thirty (30) days after any earlier termination of the Term, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall reimburse Landlord within 10 days following demand for all reasonable costs and expenses incurred by Landlord in connection with such work.  Tenant’s obligations under this Section 26.1 shall survive the expiration or earlier termination of this Lease.

26.2Environmental Laws.  The term “Environmental Law” means all statutes, laws, rules, regulations, codes, ordinances,  authorizations and orders of federal, state and local public authorities pertaining to any Hazardous Materials or to environmental compliance, contamination, cleanup or disclosures of any release or threat of release to the environment, of any Hazardous Materials, including, without limitation,  the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Water Act, 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f-300j, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq.; the Solid Waste Disposal Act, 42 U.S.C § 6901, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.  Section 9601 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C.  Section 6901 et seq.; the Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499 (signed into law October 17, 1986); paragraph (a) of Section 22a‑449 of the Connecticut General Statutes; Section 22a‑115 of the Connecticut General Statutes; the Occupational Safety and Health Act, 20 U.S.C. Section 651 et seq., and any other state and local counterparts or related statutes, laws, regulations, and order and treaties of the United States; as any of the same are from time to time amended, and the rules and regulations promulgated thereunder, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, and all other federal, state and local statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders regulating the generation, storage, containment or disposal of any Hazardous Materials, including but not limited to those relating to lead paint, radon gas, asbestos, storage and disposal of oil, biological, chemical, radioactive and hazardous wastes, substances and materials, and underground and above-ground oil storage tanks; and any amendments, modifications or supplements of any of the foregoing.

26.3Hazardous Materials.  “Hazardous Materials” means, but shall not be limited to, any hazardous substances, hazardous waste, environmental, biological, chemical, radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including without limitation any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides,

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radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials that are regulated by any Environmental Law.

26.4Indemnity in Favor of Landlord.  Tenant hereby agrees to defend, indemnify and hold harmless Landlord, its employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense and settlement of claims or remediation of contamination) incurred by such indemnified parties as a result of or in connection with the presence at or removal of Hazardous Materials caused or generated by Tenant or any of the Tenant Parties from the Premises or as a result of or in connection with activities prohibited under, or breaches by Tenant of, this Article 26.  Tenant shall bear, pay and discharge, as and when the same become due and payable, any and all such judgments or claims for damages, penalties or otherwise against such indemnified parties, shall hold such indemnified parties harmless against all claims, losses, damages, liabilities, costs and expenses, and shall assume the burden and expense of defending all suits, administrative proceedings, and negotiations of any description with any and all persons, political subdivisions or government agencies arising out of any of the occurrences set forth in this Paragraph 26.4.  The provisions of this Section shall survive termination of this Lease.

26.5Existing Conditions; Indemnity in Favor of Tenant.  Tenant acknowledges that it has received and reviewed that certain Phase I Environmental Site Assessment dated January 2020 and that certain Soil and Groundwater Characterization Report and Management Plan dated May 2020, both prepared by Fuss & O’Neill, regarding the condition of the Property and that, upon the Delivery Date, subject to the provisions of this paragraph, Tenant shall accept the Property in the condition existing as of the date of this Lease with respect to the presence of Hazardous Materials.  Notwithstanding the foregoing, Landlord shall and hereby does agrees to defend, indemnify and hold harmless Tenant, its employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense and settlement of claims or remediation of contamination) incurred by such indemnified parties as a result of or in connection with the presence at or removal of Hazardous Materials caused or generated, or Released,  by Landlord, its employees, agents, contractors, and subcontractors at the Property.  Landlord shall bear, pay and discharge, as and when the same become due and payable, any and all such judgments or claims for damages, penalties or otherwise against such indemnified parties, shall hold such indemnified parties harmless against all such claims, losses, damages, liabilities, costs and expenses, and shall assume the burden and expense of defending all suits, administrative proceedings, and negotiations of any description with any and all persons, political subdivisions or government agencies arising out of any of the occurrences subject to this Paragraph 26.5.  The provisions of this Section shall survive termination of this Lease.

ARTICLE 27
BROKERAGE

27.1Brokerage.  Each of Landlord and Tenant represents that in the negotiation of this Lease it dealt with no real estate broker or salesman. Each party shall indemnify and hold

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harmless the other party from any and all losses, damages and expenses arising out of any inaccuracy or alleged inaccuracy of the above representation, including court costs and attorneys’ fees.  The foregoing indemnity shall also cover all fees, costs and expenses, including attorneys’ fees, which the claiming party incurs to defend against any such claim (which the indemnifying party shall pay upon demand).  The provisions of this Article 27 shall survive the expiration or termination of this Lease.

ARTICLE 28
NOTICES

28.1Notices.  All notices, demands or communications given under this Lease shall be sent to the addresses first set forth above (except that from and after the Rent Commencement Date, Tenant’s notice address shall be 101 College Street, New Haven, Connecticut 06511), Attn: Sean Cassidy (e-mail: sean.cassidy@arvinas.com), with a copy of notices to Tenant being sent to Wiggin and Dana LLP, One Century Tower, 265 Church Street, New Haven, Connecticut 06510, Attention: Elliot G. Kaiman, Esq. (e-mail: ekaiman@wiggin.com) and a copy of notices to Landlord being sent to DLA Piper LLP (US), 33 Arch Street, Boston, Massachusetts, 02110, Attention: Geoff Howell (e-mail: geoff.howell@us.dlapiper.com), or at such other addresses as the parties may designate by written notice from time to time, and shall be (i) hand delivered, (ii) sent by nationally recognized overnight courier service, (iii) by United States Postal Service prepaid registered or certified mail, return receipt requested, or (iv) by e-mail, provided that a copy of such e-mail notice is simultaneously sent by one of the other methods set forth above, and shall be deemed given on the date delivered or, if refused, the date of such refusal.  Notices under this Lease may be given by counsel for the respective parties.

ARTICLE 29
ESTOPPEL CERTIFICATE, NOTICE OF LEASE, FINANCIALS

29.1Estoppel Certificates.  At any time and from time to time within ten (10) days’ prior of delivery of written notice by Landlord or Tenant to the other, Landlord or Tenant, as applicable, shall execute, acknowledge and deliver to the other a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Fixed Rent, Supplemental Rent (if any) and Additional Rent have been paid in advance, if any, stating (in the case of Tenant) whether, to the best of Tenant’s knowledge, there are any offsets to Tenant’s obligation to pay Rent thereunder and describing them, if any, stating whether or not to the best knowledge of party providing the certificate that Landlord or Tenant is in default in performance of any term, covenant or condition contained in this Lease, and if so, specifying each such default of which the party may have knowledge, and stating such other information with respect this Lease as may be reasonably requested, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective subtenant or assignee of the Premises or purchaser of the Property and the Building or any part thereof or of the interest of Landlord in any part thereof, by any mortgagee or prospective mortgagee thereof, by any lessor or prospective lessor thereof, or by any lessee or prospective lessee thereof, or by any prospective assignee of any mortgagee thereof.

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29.2Notice of Lease.  Simultaneously with the execution of this Lease, Landlord and Tenant shall promptly execute, acknowledge and deliver a Notice of Lease sufficient for recording in the form of Exhibit 29.2, attached, which Tenant may record in the applicable land records at its sole cost and expense.  Such Notice of Lease shall not state the Fixed Rent or any amounts due hereunder.  Such Notice of Lease shall not in any circumstances be deemed to change or otherwise affect any of the terms, covenants and conditions of this Lease.  Neither party shall record this Lease or a copy of the same in the land records.

29.3Financial Statements.  Unless Guarantor is a publicly traded entity on a nationally recognized stock exchange, Tenant, Guarantor, and each and every assignee of Tenant (unless such Tenant, Guarantor or any such assignee of Tenant is a publicly traded entity on a nationally recognized stock exchange), shall deliver to Landlord, within 10 days following Landlord’s written request in connection with a sale or potential sale, financing or recapitalization of the Property, following an Event of Default, or in the event of an assignment of this Lease or sublet of more than 33% of the Premises requiring Landlord’s written consent pursuant to Article 19, a copy of such entity’s most recent audited year end and unaudited quarterly financial statements prepared in accordance with generally accepted accounting principles, or, if such entity is then subject to consolidated financial reports with a parent entity, unaudited year end and quarterly financial statements for such entity’s most recent year end and quarter certified in each case by the entity’s chief financial officer or other authorized officer having familiarity with such entity’s financial condition as being true, accurate and complete in all material respects.  Upon written request by Tenant, Guarantor, or such assignee, as applicable, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant, Guarantor or such assignee.

ARTICLE 30
PARTIES BOUND

30.1Successors and Assigns.  The terms, covenants and conditions contained in this Lease shall bind and benefit the successors and assigns of the parties with the same effect as if mentioned in each instance where a party is named or referred to except that no violation of the provisions of Article 19 shall operate to vest any rights in any successor or assignee of Tenant and that the provisions of this Article shall not be construed as modifying the conditions of limitation contained in Article 14.

30.2Landlord’s Sale of the Building.  The obligations of Landlord under this Lease shall no longer be binding upon Landlord named herein after the sale, assignment or transfer by Landlord named herein (or upon any subsequent landlord) of its interest in the Building as owner or lessee and the deemed assumption of this Lease by the grantee, assignee or transferee of such interest, and in the event of such sale, assignment or transfer, such obligations shall thereafter be binding upon the grantee, assignee or other transferee of such interest, and any such grantee, assignee or transferee, by accepting such interest, shall be deemed to have assumed such obligations.  A lease of Landlord’s entire interest in the Building shall be deemed a transfer for the purposes of this Section, provided the transferee assumes the obligations of Landlord hereunder.

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30.3Limitations of Liability.  In connection with the provisions of this Lease and the obligations and covenants of Landlord herein set forth, Tenant shall look solely to the estate and property of such Landlord in the Property and, to the extent applicable, the LOC (as defined in the Work Letter), which estate and property shall be deemed to include Landlord’s interest in rents not yet received by Landlord, sales proceeds, casualty proceeds and condemnation proceeds received by Landlord, for the satisfaction of Tenant’s remedies, for the collection of a judgment (or other Judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, and no other property or assets of such Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies.  In no event shall any individual partner, officer, shareholder, trustee, beneficiary, director, agent or similar party be liable for the performance of or by Landlord or Tenant under this Lease or any amendment, modification or agreement with respect to this Lease.

ARTICLE 31
ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS;
GOVERNING LAW; SEPARABILITY; TIME IS OF THE ESSENCE

31.1Entire Agreement.  This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Lease.  This Lease may not be changed, modified or discharged, in whole or in part, except by a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought.

31.2No Other Representations.  Tenant expressly acknowledges that neither Landlord nor Landlord’s agents has made or is making, and Tenant, in executing and delivering this Lease, is not relying upon any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth in this Lease.

31.3Governing Law.  This Lease shall be governed in all respects by the laws of the State of Connecticut.

31.4Separability.  Each covenant and agreement in this Lease shall be construed to be a separate and independent covenant and agreement and the breach of any such covenant or  agreement by Landlord or Tenant shall not discharge or relieve the other from its obligation to perform every covenant and agreement of this Lease to be performed by it.  If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term shall not be affected thereby.

31.5Time is of the Essence.  The parties agree that with respect to payments to be made and obligations to be performed under this Lease, time is of the essence.

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ARTICLE 32
FORCE MAJEURE

32.1Force Majeure.  Landlord and Tenant shall be excused for the period of any delay in the performance of any obligations hereunder (other than the terms and conditions of Exhibit 3.2 which shall be governed by the terms and conditions contained therein), when prevented from so doing by cause or causes beyond Landlord’s or Tenant’s, as the case may be, reasonable control which shall include, without limitation, all strikes, lockouts, or labor disputes, civil commotion, war, war like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental action, regulations or controls, fire or other casualty, inability to obtain any material or services (including without limitation utility services), pandemics, or Acts of God provided:

(1) Nothing contained in this Article 32 or elsewhere in this Lease shall be deemed to excuse or permit any delay in the payment of any sums of money required hereunder, or any delay in the cure of any default which may be cured by the payment of money;

(2) Neither Landlord nor Tenant shall be entitled to rely upon this Article 32 unless it shall advise the other in writing of the existence of any force majeure event preventing the performance of any obligation of Landlord or Tenant, as the case may be, within ten (10) days after the commencement of the force majeure; and

(3) Landlord and Tenant shall each use commercially reasonable efforts to alleviate or curtail any such force majeure occurrence.

ARTICLE 33
EXTENSION OPTION

33.1Extension Option.  If this Lease shall be in full force and effect and if Tenant shall not be in default (beyond any applicable notice and grace period) of any of the terms, conditions, covenants and provisions hereof, at the time of exercise of the option and as of the commencement of the Extension Term, Tenant shall have the right to extend the Term for two (2) additional, consecutive terms of (x) seven (7) years (the “First Extension Term”) immediately following the initial Term and (y) provided that Tenant timely exercised the First Extension Term, five (5) years (the “Second Extension Term”; the First Extension Term and the Second Extension Term are sometimes referred to as the “Extension Terms” or, individually, as an “Extension Term”) immediately following the First Extension Period, provided that Tenant gives Landlord written notice at least twelve (12) months and not more than fifteen (15) months prior to expiration of then-current term (the “Extension Notice”) of its exercise of such extended term option, time being of the essence.  Except as set forth below with respect to Fixed Rent, Tenant’s occupancy during such Extension Term shall be governed by all of the terms, conditions, covenants and provisions of this Lease (except with respect to (i) the Extension Terms previously executed, which shall no longer apply, and (ii) Supplemental Rent (if any), which shall not be applicable during the Extension Terms), including, with respect to payment of Additional Rent.  Time is of the essence with respect to the matters set forth in this Section 33.1. The provisions of this Article 33 are personal to Tenant and any Successor Entity and shall terminate upon any other assignment of this Lease.

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The Fixed Rent for each Extension Term shall be equal to the prevailing fair market rental rate for the applicable Extension Term (such prevailing fair market rental rate, the “Market Rent”) for Tenant’s then constituted Premises based on fixed annual rents and the applicable length of term for Comparable Buildings in the City of New Haven, which shall reflect all relevant market factors including, without limitation, the manner of payment of Operating Expenses and Taxes, but in in no event shall Market Rent be determined to be less than the 101.5% of the rate of Fixed Rent last payable with respect to the period of the Term ending prior to the applicable Extension Term.  During each Extension Term the Additional Rent shall continue to be payable as provided in this Lease and all of the terms, conditions and covenants of this Lease, other than the obligation to pay Supplemental Rent, shall apply. If Tenant properly and timely exercises its option to extend the Term pursuant to this Section 33.1, Landlord shall provide Tenant with written notice (the “Market Rent Notice”) of the rate of the Market Rent (as determined by Landlord in good faith) at least eleven (11) months prior to the Expiration Date or expiration of the First Extension Term, as applicable.  Tenant shall respond in writing to Landlord within twenty (20) days following Landlord’s delivery of its Market Rent Notice (the “Tenant Response Period”) stating whether (a) Tenant agrees with the Market Rent determined by Landlord, (b) Tenant disagrees with Landlord’s determination of Market Rent, or (c) Tenant elects to rescind Tenant’s Extension Notice. Tenant’s failure to respond in a timely manner shall be deemed to be Tenant’s election to accept Landlord’s determination of Market Rent in accordance with clause (a), above. If Tenant agrees with, or is deemed to agree with, Landlord’s determination of Market Rent, the parties shall execute an amendment to this Lease within fifteen (15) days thereafter confirming the Extension Term, the Fixed Rent for the Extension Term, and any related terms and conditions.  If Tenant timely disagrees with Landlord’s determination of Market Rent pursuant to clause (b), above, the Market Rent shall be determined in accordance with Section 33.2. If Tenant timely elects to rescind Tenant’s Extension Notice pursuant to clause (c), above, then Tenant’s rights under this Article 33 shall terminate and be no further force and effect.

33.2If Tenant notifies Landlord that Tenant disagrees with Landlord’s determination of Market Rent for the Extension Term within the Tenant Response Period pursuant to clause (b) of the preceding paragraph, the Market Rent shall be determined by the process set forth below in order to establish the Fixed Rent for the applicable Extension Term and Landlord and Tenant shall be bound by the results of the process described in Section 33.3.  Notwithstanding the submission of the issue of Market Rent to such proceeding, if such Market Rent has not been established pursuant to Section 33.3 prior to the commencement of the applicable Extension Term, Fixed Rent for the next ensuing Lease Year of the Term shall be paid at the Fixed Rent established by Landlord in its Market Rent Notice until the process is completed.  If, upon completion of the process described in Section 33.3, it is determined that Market Rent is less or more than that set by Landlord, then an adjustment based upon such lower or greater Fixed Rent shall be made based on the number of months therefor paid by Tenant.  Except as expressly set forth in Section 33.1, above, in no event shall the extension of the Term be affected by the determination of the Fixed Rent, such exercise of the Extension Option being fixed at the time at which Tenant delivers the Extension Notice.

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33.3Determination of Market Rent.  When the terms of this Lease provide that Market Rent shall be determined by reference to this Section 33.3, the following procedures shall apply:

(1) Within five (5) business days following the end of the Tenant Response Period, each of Tenant and Landlord shall choose a real estate broker who has at least fifteen (15) years’ full-time commercial leasing brokerage experience in the City of New Haven (an “Advocate Arbitrator”) and shall notify the other party in writing of its selection. Within two (2) business days following appointment of their respective Advocate Arbitrators, each party shall notify the other of such appointment, which notice shall include the name and address of the appointed Advocate Arbitrator and a brief description of such Advocate Arbitrator’s experience and qualifications.  If a party does not appoint an Advocate Arbitrator within such five (5) day period, the single Advocate Arbitrator appointed shall be the sole Advocate Arbitrator and shall establish the Market Rent for the Extension Term.

(2)  Each Advocate Arbitrator shall make a determination of the Market Rent for the Premises using the guidelines described in Section 33.1, above.  If the two determinations differ by less than five percent (5%), the Market Rent shall be the mathematical average of the two determinations.  If the two determinations differ by five percent (5%) or more, the Advocate Arbitrators shall mutually appoint a third Advocate Arbitrator who shall also be a broker meeting the qualifications above and who shall not have been engaged by either party during the five (5) year period immediately prior to his or her appointment (the “Neutral Arbitrator”). Within fifteen (15) days following the appointment of the Neutral Arbitrator, each Advocate Arbitrator shall attend a hearing before such Neutral Arbitrator wherein each Advocate Arbitrator shall submit a report setting forth its determination of the Market Rent, together with such information on comparable rentals, or such other evidence as Advocate Arbitrator shall deem relevant.  The Neutral Arbitrator shall, within thirty (30) days following such hearing and submission of evidence render this decision by selecting the determination of Market Rent submitted by either Landlord’s Advocate Arbitrator or Tenant’s Advocate Arbitrator which, in the judgment of the Neutral Arbitrator, most nearly reflects the Market Rent.  It is expressly understood that such Neutral Arbitrator shall have no power or authority to select any Market Rent other than a Market Rent submitted by Landlord’s Advocate Arbitrator or Tenant’s Advocate Arbitrator, and the decision of such Neutral Arbitrator shall be final and binding upon the parties hereto. Notwithstanding the foregoing to the contrary, in no event shall the Market Rent be determined to be less than the 101.5% of the rate of Fixed Rent last payable with respect to the period of the Term ending prior to the applicable Extension Term.

(3) Each party shall pay the fees and expenses of the Advocate Arbitrator designated by such party, and one-half (1/2) of the expenses of the Neutral Arbitrator.

33.4Within twenty (20) days following the establishment of the Market Rent and the resulting Fixed Rent with respect to the applicable Extension Term pursuant to the procedure set forth above, Landlord and Tenant shall execute an amendment to this Lease confirming the Fixed Rent payable with respect to the applicable Extension Term.  Each such amendment shall set forth the Extension Term, the applicable Fixed Rent and any related terms and conditions.

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ARTICLE 34
SIGNAGE

34.1Signage.  Tenant shall have the right (but not the obligation), at Tenant’s sole cost and expense, to install and maintain (a) an exterior sign on the Building identifying Tenant by use of Tenant’s corporate name and logo within the area shown on Exhibit 34.1, subject to applicable Laws, (b) a sign identifying Tenant by use of Tenant’s corporate name and logo within the area located in the Building lobby as shown on Exhibit 34.1, and (c) a sign identifying Tenant by use of Tenant’s corporate name and logo in each elevator lobby on any full floor of the Building that is contained within the Premises, in each case at Tenant’s sole costs and expense.  The size, design, and installation of such signage shall be subject to Landlord’s reasonable approval.  The provisions of clauses (a) and (b) above are personal to Tenant and any Successor Entity, but shall not inure to the benefit of any subtenants or licensees of Tenant. Tenant shall be solely responsible for the installation and maintenance of its signage, including obtaining and maintaining any permits and approvals required in connection therewith.  Upon the expiration or earlier termination of the Term, Tenant shall remove any signage installed pursuant to this Section 34.1 at its sole cost and expense and repair any damage caused by such removal.

Landlord shall provide Tenant with Building standard signage identifying Tenant and up to two (2) subtenants of Tenant in the multi-tenant Building lobby directory (unless the lobby directory is electronic, in which case there shall be no limit on the number of such subtenant directory listings).  Except as expressly set forth in this Section 34.1 and subject to compliance with all applicable Laws, no curtains, blinds, shades, screens or signs shall be attached to, hung in, or used in connection with any exterior window or door of the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 35
LANDLORD DEFAULT

35.1Landlord Default.  Tenant shall give notice of Landlord’s failure to perform any of its obligations under this Lease to Landlord, and to any Mortgagee whose name and address have been given to Tenant.  Landlord shall not be in default under this Lease unless Landlord (or such Mortgagee) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice.  However, if such non-performance requires more than thirty (30) days to cure, such period shall be reasonably extended in the case of any such non-performance that cannot be cured by the payment of money where such non-performance can be cured, and Landlord begins promptly within said thirty (30) day period and thereafter diligently completes the cure.  In no event shall either party under this Lease be liable for indirect or consequential damages except as provided in Section 18.3 or to the extent covered by insurance maintained by the party against whom such liability is claimed.  No remedies expressly provided in this Lease shall be deemed to be indirect or consequential damages.

If Landlord is in default in the performance of any of its obligations under this Lease, beyond applicable notice and cure periods, then, as Tenant’s sole remedy (except as set forth below), Tenant shall have the right to remedy such default on Landlord’s behalf (provided that Tenant uses reasonable efforts to avoid violating or rendering void any warranties maintained by

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Landlord), in which event Landlord shall reimburse Tenant within thirty (30) days after invoice for all reasonable costs and expenses incurred by Tenant in connection therewith.  If (i) Landlord disputes Tenant’s right to have undertaken any such remedy or the amount of reimbursement claimed by Tenant, (ii) Tenant obtains a final, unappealable judgment against Landlord for failure to reimburse Tenant for such costs, and (iii) Landlord fails to pay such costs to Tenant within thirty (30) days following notice from Tenant of such judgment, then Tenant shall have the right to recover the same by an abatement of Fixed Rent, provided that such abatement (and the accrual of any interest on such amounts) shall cease at such time as and to the extent that payment is tendered to Tenant.  Notwithstanding the foregoing, if the amount of the abatement is more than ten percent (10%) of the aggregate amount of Fixed Rent due in any month, then the amount abated in any one month shall not exceed ten percent (10%) of the Fixed Rent and the excess amount of the abatement shall be carried forward with interest at the Default Rate provided that at the time of termination of this Lease, Landlord shall pay all accrued amounts due and owing to Tenant pursuant to this section.

Tenant’s self-help rights under this Section 35.1 shall be exercised by Tenant only (i) with respect to conditions actually existing within the Premises (and not affecting the structural components of the Building or systems serving other tenants of the Building) and (ii) after Tenant has provided Landlord with notice of Tenant’s intention to exercise such right, and Landlord has failed to commence action to remedy the condition complained of within ten (10) days after its receipt of such notice (or if Landlord commences to do the act required within such period but fails to proceed diligently thereafter).  Tenant’s remedies under this Section 35.1 are personal to Tenant and may not be exercised by any subtenants or assignees (other than a Successor Entity) against Landlord.  Tenant shall indemnify, save harmless and defend Landlord and its members, managers, officers, mortgagees, agents, employees, independent contractors, invitees and other persons acting under them from and against all liability, claim or cost (including reasonable attorneys’ fees) arising in whole or in part out of any negligent act or omission or willful misconduct in connection with Tenant’s exercise of its remedies pursuant to this Section 35.1.

Tenant shall have the right to pursue such other remedies as may be available at equity, such as specific performance or injunctive relief, in addition to the specific remedies set forth in this Lease, where applicable, in the event of a Landlord default beyond applicable notice and cure periods.

ARTICLE 36
EXPANSION

36.1Expansion Option.  Provided that Tenant is not in default (beyond applicable notice or cure period(s)) of its obligations under this Lease at the time Tenant makes such election or at the time that the Expansion Space (as defined below) is added to this Lease, Tenant shall have the one-time right to expand the Premises (the “Expansion Option”) to include one full contiguous floor of the Building consisting of approximately 54,090 rentable square feet (the “Expansion Space”) effective during the first Lease Year by providing prior written notice (the “Expansion Notice”) to Landlord at least six (6) months prior to the date (the “Expansion Delivery Date”) within the first Lease Year that Tenant seeks to add the Expansion Space to the Premises. Within 15 days following the delivery of the Expansion Notice, Landlord shall notify

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Tenant of the exact location of the Expansion Space.  The expansion rights set forth above are personal to Tenant and any Successor Entity and shall automatically terminate and become null, void and of no force and effect upon the earlier to occur of (i) the expiration or termination of this Lease by Landlord or pursuant to Law; (ii) the termination or surrender of Tenant’s right of possession to the Premises; (iii) the assignment of this Lease by Tenant to an entity other than a Successor Entity; and (iv) the sublease by Tenant of a portion of the Premises equal to or exceeding fifty percent (50%) of one full floor of the Premises, which sublease(s) have expiration dates within six (6) months of the Expiration Date of this Lease; or (vi) the failure of Tenant to timely and/or properly exercise the option set forth above.

If Tenant timely exercises the Expansion Option under this Section, Landlord shall deliver the Expansion Space to Tenant on the Expansion Delivery Date with the Landlord’s Work (as defined in Exhibit 3.2) on such floor Substantially Complete; and the Expansion Space shall be leased by Tenant on all of the terms of this Lease in effect with respect to the remainder of the Premises (including, without limitation, at the same Fixed Rent rate per square foot and subject to the provisions applicable to Finish Work set forth in Exhibit 3.2 including the Landlord’s Contribution, as the same may be increased by Tenant with respect to the Expansion Space pursuant to Section 11(e) of Exhibit 3.2), except that the provisions of Section 14 of Exhibit 3.2 shall not apply, the Security Deposit shall be increased proportionately on a per square foot basis, Tenant’s parking allocations shall be proportionately increased as provided in Section 11.8, above, and Tenant’s Pro Rata Percentage shall be increased to reflect the addition of the Expansion Space to the Premises.  At the request of either party, Landlord and Tenant shall promptly execute and deliver an agreement confirming such expansion of the Premises and the estimated date the Premises are to be expanded pursuant to this paragraph with a provision for establishing the effective date of such expansion based on actual delivery.  Landlord’s failure to deliver, or delay in delivering, all or any part of the Expansion Space, for any reason, shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of this Lease; provided, however, that (A) if Landlord fails to deliver possession of the Expansion Space in the condition required by this Section 36.1 within two hundred forty (240) days after the Expansion Delivery Date as it may be extended for Tenant Delay or Construction Force Majeure, Tenant in its sole discretion, shall have the right upon written notice to Landlord, to withdraw its exercise of the Expansion Option and upon such withdrawal, all obligations of the parties under this Section 36.1 shall cease, and (B) if Landlord fails to deliver possession of the Expansion Space in the condition required by this Section 36.1 within 30 days following the Expansion Delivery Date as it may be extended for Tenant Delay or Construction Force Majeure and Tenant does not elect to withdraw its Expansion Option, Landlord shall provide Tenant with (I)  one (1) day of Fixed Rent abatement for Expansion Space for the 31st through 90th day of such late delivery, and (II) two (2) days of Fixed Rent abatement for the Expansion Space for each day thereafter that Landlord fails to deliver the Expansion Space as required by this Section 36.1.  If the prior tenant holds over in the Expansion Space beyond the term of its lease, then Landlord shall, no later than 30 days following the Expansion Delivery Date, commence and diligently pursue eviction proceedings against such tenant.

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ARTICLE 37
RIGHT OF FIRST OFFER

37.1Right of First Offer.  In the event that during the Term, any leasable space on a floor in the Building that is contiguous to the initial Premises leased hereunder (and, following the exercise of Tenant’s expansion rights pursuant to Article 36, the Premises as so expanded) (the “ROFO Space”) is or is to become available for rental and Landlord wishes to lease such space to any person other than the then current occupant(s) thereof (if any), and, in the further event that Tenant is not then in default (beyond any applicable grace or notice period) of its obligations to Landlord under this Lease, Landlord shall, before entering into a Lease for all or any portion of such space, make a written offer to lease the same to Tenant (“Landlord’s RFO Offer”).  If within ten (10) business days after receipt of Landlord’s RFO Offer, Tenant agrees in writing to lease all of the applicable ROFO Space, the applicable ROFO Space shall, subject to the following paragraph below and without further action by the parties, be leased by Tenant on all of the terms of this Lease in effect with respect to the remainder of the Premises (including, without limitation, the same Fixed Rent rate applicable to the Premises for the remainder of the Term and with an increase on a proportionate basis of Tenant’s parking allocations), except that (i) the ROFO Space shall be leased in its then “as is” condition, without any allowance for tenant improvements, except as otherwise expressly set forth in Landlord’s RFO Offer, and (ii) if fewer than five full calendar years remain in the then-remaining Lease Term as of the date that the ROFO Space will be added to the Premises, (x) if the ROFO Space includes at least one full floor of the Building, the Term of this Lease for the entire Premises, as expanded, shall be extended to a date that is seven years following the date that the applicable ROFO Space shall be added to this Lease, with Fixed Rent continuing to increase at the same percentage rate during such interim extension period as applied during the initial Term of this Lease, and (y) any Extension Terms under Article 33 that have not yet been executed shall continue to apply.  Tenant shall not have the right to lease less than all of the space that is subject to Landlord’s RFO Offer.

At the request of either party, Landlord and Tenant shall promptly execute and deliver an agreement confirming such expansion of the Premises and the estimated date the Premises are to be expanded pursuant to this paragraph with a provision for establishing the effective date of such expansion based on actual delivery.  If such notice of acceptance by Tenant is not so given, Landlord shall be free to lease such space to a third party at an effective rent (which shall include Fixed Rent, Additional Rent and other monetary considerations amortized over the term of such lease) not substantially more favorable to said third party (i.e., Landlord shall not offer an effective rent that is less than ninety percent (90%) of the effective rent offered to Tenant) than that set forth in Landlord’s RFO Offer; if Landlord desires to enter into a lease with a third party at an effective rent that is substantially more favorable to said third party in accordance with this sentence, then Landlord shall first re-offer to lease the ROFO Space to Tenant on the terms set forth herein.  This right of first offer is personal to the named Tenant and any Successor Entity and shall automatically terminate and become null, void and of no force and effect upon the earlier to occur of (i) the expiration or termination of this Lease by Landlord or pursuant to Law; (ii) the termination or surrender of Tenant’s right to possession of the Premises; (iii) the assignment of this Lease by Tenant (to other than a Successor Entity); (iv)  the sublease by Tenant of more than fifty percent (50%) of the rentable area of the Premises, which sublease(s) have expiration dates within six (6) months of the Expiration Date of this Lease; or (v) with

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respect to any particular Landlord’s RFO Offer, the failure of Tenant to timely and properly exercise its rights under this provision with respect to such Landlord’s RFO Offer.  In no event shall the rights under this Section 37.1 apply to any space in the Building offered to lease for use as a Building amenity, such as a cafeteria or fitness center, or a management office or that is required to be leased for so-called active uses under applicable zoning.  Time is of the essence with respect to the provisions of this Article 37.

37.2Delivery of ROFO Space.  Landlord’s failure to deliver, or delay in delivering, all or any part of the ROFO Space in the condition described in Landlord’s RFO Offer, for any reason, shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of this Lease; provided, however, that (A) if Landlord fails to deliver possession of the ROFO Space in the condition described in Landlord’s RFO Offer within two hundred forty (240) days after the delivery date set forth in Landlord’s RFO Offer (the “ROFO Delivery Date”), then Tenant, in its sole discretion, shall have the right upon written notice to Landlord to withdraw its agreement to lease the ROFO Space, and (B) if Landlord fails to deliver possession of the ROFO Space in the condition described in Landlord’s RFO Offer within 30 days after the ROFO Delivery Date and Tenant does not elect to withdraw its agreement to lease the ROFO Space, Landlord shall provide Tenant with (I)  one (1) day of Fixed Rent abatement for the applicable ROFO Space for the 31st through 90th day of such late delivery, and (II) two (2) days of Fixed Rent abatement for the applicable ROFO Space for each day thereafter that Landlord fails to deliver the applicable ROFO Space as required by this Article 37.   If the prior tenant holds over in applicable ROFO Space beyond the term of its lease, then Landlord shall, no later than 30 days following the ROFO Delivery Date, commence and diligently pursue eviction proceedings against such tenant.

37.3Notice of Availability.  Landlord shall provide Tenant with a semi-annual notice indicating Landlord’s good faith estimate of the anticipated availability of the ROFO Space for the next 12 months following the date of such notice.

ARTICLE 38
Building amenities

38.1During the Term, Landlord will cause the Building to contain (i) a café or other food service facility (the “Café”), and (ii) a conference center with flexible space to accommodate no less than 400 people (the “Conference Center”).  Following the commencement of operations of the same, the Café and Conference Center may not be available on a temporary basis from time to time due to construction activities, repairs, maintenance or alterations, or a change in the managing or operating company hired by Landlord, and Landlord reserves the right to temporarily discontinue the use of such facilities if required or advisable, as determined in Landlord’s good faith but sole discretion, due to a public health emergency (or a series of public health emergencies) lasting in excess of six (6) consecutive months in the aggregate, and if, as a result of any such emergency (or series of emergencies), it is no longer practicable to continue to operate any of such facilities until such time as the public health emergency or emergencies, as the case may be, no longer exist.  Notwithstanding anything contained herein, in lieu of causing the Building to contain the Café as provided above, Landlord may provide food service to tenants of the Building via one or more food trucks or by arranging

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for food service delivery, at Landlord’s actual out-of-pocket costs for the same (without mark-up), at or adjacent to the Property.

38.2The Conference Center, if any, shall be available to tenants in the Building on a first-come, first-serve, reserved basis, for a nominal set up and clean-up charge. Tenant shall be responsible for any additional cleaning required to restore the Conference Center to the condition it was in prior to Tenant’s use.  Tenant may maintain the reservation system for the Conference Center using an on-line electronic reservation system selected by Landlord and reasonably approved by Tenant, which system shall use Building branding provided by Landlord and no tenant-specific branding (including for Tenant).  The reservation system shall, at a minimum:

(1)Permit reservations by all tenants in the building on a first-come, first-serve basis;

(2)Not require tenants or users to submit any personal or confidential information;

(3)Allow for social gatherings, lectures, and networking events organized by the life sciences incubator in the Building, if any, in compliance with the applicable provisions of the DLDA; and

(4)Subject to availability (with priority given for tenant reservations), allow for use of the space for community functions such as neighborhood meetings, job fairs, STEM classes for high school students, and the like, in compliance with the applicable provisions of the DLDA.

Landlord shall at all times have access to the registration system for purposes of verifying that it complies with the provisions of this Section 38.2 and monitoring performance. The reservation system shall be available for use via a secure internet portal and, if desired by Landlord, a designated computer or other electronic interface located in the lobby of the Building that will be provided and maintained by Landlord. If the reservation system as maintained by Tenant ceases to comply with the provisions of this Section 38.2 (other than due to system faults in the reservation system provided by Landlord), or other tenants in the Building complain in good faith about the maintenance and operation of the same, then Landlord shall notify Tenant in writing and Tenant shall cooperate to promptly correct any such deficiencies and address such complaints within 48 hours of Tenant’s receipt of such notice. If despite such efforts, the reservation system as maintained by Tenant continues to fail to comply with the provisions of this Section 38.2, or Tenant fails to address such complaints in a manner consistent with first class standards, then Landlord shall have the right, upon three Business Days’ prior written notice, to terminate Tenant’s rights to maintain the same (and in such case, Landlord shall maintain the same in accordance with this Article 38).

ARTICLE 39
MEASUREMENT STANDARD

39.1The parties agree that the rentable area figures set forth in this Lease are conclusive except as expressly provided in this Section 39.1. Landlord and Tenant agree that it is

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the intent of the parties for Landlord to complete the design of the Building in a manner providing for approximately 160,197-161,815 rentable square feet of Premises and approximately 525,396 rentable square feet of Building as measured pursuant to the Measurement Standard (as defined below).  Following the completion of the construction documents for the Landlord’s Work, Landlord’s architect shall calculate the rentable area of the Premises and Building in accordance with Office Buildings: Standard Methods for Measurement as published by the Secretariat, Building Owners and Managers Association International (“BOMA”)  (ANSI/BOMA Z65.1-2017, Method B as modified by the inclusion of any floor area serving laboratory exhaust or elevator shafts that are 100% dedicated to Tenant’s use) (collectively, the “Measurement Standard”), and certify the rentable square footage of the Premises and Building to Landlord and Tenant.  Tenant shall have the right to review such certification and, so long as the Premises is not greater than 161,815 rentable square feet or less than 160,197 rentable square feet pursuant to such measurement, the parties shall enter into an amendment to this Lease confirming the rentable square footage of the Premises and the Building (subject to the following provisions of this Section 39.1) as well as proportional changes in the Fixed Rent due and any other charges due under this Lease based upon the rentable square footages of the Premises and the Building, and a proportionate adjustment in any other rights of Tenant apportioned based on the rentable square footages of the Premises and the Building hereunder.  If the Premises are less than 160,197 rentable square feet or more than 161,815 rentable square feet based on such measurement, then Landlord shall make such changes to the construction documents that are required so as to bring the Premises within such parameters and Tenant will cooperate in connection with the same. Within thirty (30) days following the substantial completion of the Landlord’s Work, Landlord shall direct its architect to calculate the rentable square footages of the Premises and the Building pursuant to the Measurement Standard and certify the same to Tenant.  If such measurement of the Premises is between 160,197 and 161,815 rentable square feet, inclusive, then Landlord and Tenant shall enter into an amendment to this Lease confirming the final rentable square footages of the Premises and the Building, as modified, as well as proportional changes in the Fixed Rent due and any other charges due under this Lease based upon the rentable square footages of the Premises and the Building (other than Supplemental Rent and the amount of additional allowance elected by Tenant pursuant to Section 11(e) of Exhibit 3.2), and a proportionate adjustment in any other rights of Tenant apportioned based on the rentable square footages of the Premises and the Building hereunder.  For the avoidance of doubt, the parties agree that the amount of Supplemental Rent payable by Tenant pursuant to Exhibit 4.1 if Tenant timely elects to increase the amount of the Landlord’s Contribution pursuant to Section 11(e) of Exhibit 3.2, shall not be modified following any measurement of the rentable square footage of the Premises pursuant to this Section 39.1.

Notwithstanding the foregoing, if Tenant disputes such final measurement of the Premises and the Building within fifteen (15) business days following delivery of such certification to Tenant, then the parties shall submit such dispute for resolution pursuant to Section 15 of the Work Letter. In no event shall (x) Landlord be obligated to design the Premises to be less than 161,815 rentable square feet or the Building to be less than 525,396 rentable square feet, or (y) Landlord be obligated to approve any proposed Tenant plans or revisions thereto pursuant to the process described in the Work Letter that would result in the Premises being less than 161,815 rentable square feet or the Building being less than 525,396 rentable

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square feet, and (z) Tenant be obligated to pay Fixed Rent and any other charge due under this Lease based upon a rentable square footage of the Premises being in excess of 161,815 rentable square feet (other than in connection with an expansion of the Premises).

In the event that a future adjustment is required due to the expansion or reduction of the (a) Premises in accordance with this Lease (other than pursuant to Articles 36 and 37) or (b) the Building, then Landlord shall provide Tenant with a certification of such measurement by Landlord’s architect in accordance with the Measurement Standard.  If Tenant disputes the results within ten (10) business days following the receipt of such certification, then Landlord, Landlord’s architect, if any, Tenant, and Tenant’s architect shall meet and resolve the dispute within such ten (10) business day period. If the parties are unable to resolve such dispute within such ten (10) business days, either of the parties may elect to submit such dispute to arbitration by directing the Connecticut office of the AAA (or, if none, the nearest AAA office with case management for Connecticut) to appoint an arbitrator who shall have a minimum of ten (10) years’ experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant.  Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator.  The arbitration shall be conducted in accordance with the expedited commercial real estate arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern).  The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties.  Within five (5) days of appointment, the arbitrator shall render a decision and the appropriate resolution, if any.  The arbitrator’s decision shall be final and binding on the parties.

ARTICLE 40
SECURITY DEPOSIT; GUARANTY

40.1Security Deposit. Within five (5) business days following the execution of this Lease, Tenant shall deliver to Landlord a security deposit (the “Security Deposit”) in the form of a “Letter of Credit” (as defined below) in the amount of $3,500,000 (the “Initial Security Deposit Amount”) for the faithful performance of all terms, covenants and conditions of this Lease (subject to increase (i) in accordance with Section 36.1 (the actual amount of the increase in the Security Deposit, if any, pursuant to such Section 36.1 is hereinafter referred to as the “Section 36.1 Increased Security Deposit Amount”) and (ii) in the aggregate amount of up to $1,000,000 as further provided in Section 11(e) of Exhibit 3.2 (the actual amount of the increase in the Security Deposit, if any, pursuant to such Section 11(e) is hereinafter referred to as the “Section 11(e) Increased Security Deposit Amount”) in the event that Tenant elects to increase the amount of the Landlord’s Contribution).  Each letter of credit provided to Landlord hereunder as the Security Deposit shall be in the form of an unconditional, irrevocable, standby letter of credit which shall be in full force and effect for the periods required hereby, and shall meet all of the following conditions (each, a “Letter of Credit”):

(1) it shall be issued for the benefit of Landlord by an “Eligible Bank” (defined below) reasonably approved by Landlord, Landlord acknowledging that, as of the Effective Date, each of Wells Fargo Bank, N.A., KeyBank and Citibank, N.A. is an Eligible Bank and approved by Landlord;

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(2) it shall be effective on the Effective Date and have a term of not less than one (1) year following its date of issuance and contain automatic year-to-year renewal provisions subject to the Letter of Credit issuer’s obligation to notify Landlord in writing by certified or registered mail of non-renewal at least sixty (60) days prior to the expiration of the Letter of Credit;

(3) the expiration date of the Letter of Credit for the final Lease Year of the Term shall be at least sixty (60) days following the Expiration Date of this Lease;

(4) it shall provide for the amount thereof as set forth in this Section 40.1 to be available to Landlord in multiple drawings conditioned only upon presentation of a sight draft;

(5)it shall be assignable by Landlord to its successors, assigns and mortgagees and by any successive beneficiaries thereof at no cost to transferor or transferee, and shall expressly permit multiple assignments; and

(6)it shall be in the form attached as Exhibit 40.1 or another form reasonably acceptable to Landlord.

If Tenant fails to provide the Letter of Credit within five (5) business days after the execution of this Lease, plus an additional five (5) business days following notice of such failure from Landlord, then Landlord shall have a right to terminate this Lease by written notice to Tenant and the parties shall have no further obligation to each other. So long as no Event of Default is then continuing, Tenant may reduce the amount of the Security Deposit as follows: (A) the Initial Security Deposit Amount by the amount of $500,000 effective on the last day of each of Lease Years 1, 2, 3, 4, and 5 (but in no event shall the Initial Security Deposit Amount be less than $1,000,000.00 at any time during the Term), (B) the Section 36.1 Increased Security Deposit Amount, if any, by an amount equal to eleven and 11/100ths percent (11.11%) of the Section 36.1 Increased Security Deposit Amount effective on the last day of each full Lease Year during the Term following the date that the Section 36.1 Increased Security Deposit Amount increase actually occurs (but in no event shall the Section 36.1 Increased Security Deposit Amount (if any) be reduced to less than twenty-eight and 4/10ths percent (28.4%) of the Section 36.1 Increased Security Deposit Amount during the Term) and (C) the Section 11(e) Increased Security Amount, if any, by an amount equal to ten percent (10%) of the Section 11(e) Increased Security Deposit Amount effective on the last day of each full Lease Year during the Term following the date that the Section 11(e) Increased Security Deposit Amount increase actually occurs (but in no event shall the Section 11(e) Increased Security Deposit Amount (if any) be reduced to less than twenty-eight and 4/10ths percent (28.4%) of the Section 11(e) Increased Security Deposit Amount during the Term), by providing Landlord with a substitute Letter of Credit or an amendment to the then-existing Letter of Credit.  Landlord shall reasonably and promptly cooperate with effectuating any such reduction, including, without limitation, by either (i) returning the prior Letter of Credit in exchange for a substitute Letter of Credit or (ii) executing any authorization required for any such amendment.  In addition, in the event that Tenant shall exercise its right to extend the initial Term for the First Extension Term pursuant to, and in accordance with, Article 33 of this Lease, Tenant may further reduce the amount of the Security Deposit as follows: the Section 11(e) Increased Security Deposit Amount, if any, by the

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entire amount of the Section 11(e) Increased Security Deposit Amount then being held by Landlord effective on the last day of Lease Year 10, by providing Landlord with a substitute Letter of Credit or an amendment to the then-existing Letter of Credit.

40.2An “Eligible Bank” shall mean a commercial or savings bank organized under the laws of the United States or any state thereof or the District of Columbia and having total assets in excess of $2,000,000,000.00 that shall be a financial institution having a rating of not less than BBB or its equivalent by Standard and Poor’s Corporation and subject to a Thompson Watch Rating of C or better.  Tenant, at its expense, shall use reasonable efforts to cause the issuing bank to provide Landlord's Mortgagee with a written acknowledgement that evidences its consent to Landlord’s collateral assignment of the proceeds of the Letter of Credit and acknowledgment of the security interest of such Mortgagee therein within ten (10) business days following the request of Landlord or such Mortgagee therefor.

40.3Substitute Letter of Credit.  Tenant shall deliver to Landlord a substitute Letter of Credit that satisfies the requirements for a Letter of Credit stated in this Article 40 for the applicable period not later than twenty (20) days following delivery of a non-renewal notice by the Letter of Credit issuer with respect to the Letter of Credit issued to Landlord or thirty (30) days prior to the scheduled expiration of the Letter of Credit, whichever first occurs (such date, the “Re-Delivery Deadline”).  If Tenant fails to deliver the substitute Letter of Credit within such 20-day period, Landlord shall have the right to draw the Letter of Credit and receive the proceeds as a cash Security Deposit.  Tenant agrees that notwithstanding any provision of this Lease to the contrary, its failure to furnish Landlord with the required Security Deposit in the form of a substitute Letter of Credit in compliance with the requirements in this Article 40 prior to the Re-Delivery Deadline shall not be subject to any rights of notice or cure under this Lease.

40.4Landlord’s Rights Upon Default.  Upon the occurrence of any of the Events of Default described in Article 14 hereof, or if any such default occurs but Landlord is barred by applicable Law (other than due to Landlord’s acts or omissions) from giving notice to Tenant required by Article 14 of the same, in addition to any other rights or remedies available to Landlord under this Lease, Landlord shall have the right to present the Letter of Credit for payment by the issuing bank and the proceeds thereof shall be due and payable to Landlord in accordance with the terms hereof and the Letter of Credit.  Tenant agrees that Landlord may, without waiving any of Landlord’s other rights and remedies under this Lease apply the Security Deposit funds received by Landlord pursuant to the immediately preceding sentence to remedy such Event of Default and to compensate Landlord for any damages incurred as a result thereof.  If Landlord uses any portion of the Security Deposit to cure any Event of Default or default by Tenant hereunder in accordance with this Section 40.4, Tenant shall replenish the Security Deposit to the amount required by this Article 40 within ten (10) days following written notice from Landlord in the form of a new or amended Letter of Credit.  If Tenant fails to restore the full amount of the Security Deposit required by this Article 40 within such 10-day period, then the amount of such deficiency shall be subject to late interest at the Default Rate.  During any period that Landlord is holding the Security Deposit in the form of cash, Landlord shall not be required to keep the Security Deposit separate from its general funds (except as required by applicable Law), and Tenant shall not be entitled to interest on any such deposit.

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40.5Sale of Building.  In the event of a sale or other transfer of the Building (or Landlord’s interest therein), Landlord shall transfer the Letter of Credit (or, if applicable, transfer or credit the balance of the Security Deposit) to the new owner or transferee.  Upon any such transfer and receipt from the successor landlord that it has received the Security Deposit and assumes all of Landlord’s obligations under this Lease, Landlord shall thereupon be released by Tenant from all liability for the return of the Security Deposit; and Tenant agrees to look to the new landlord for the return of such Security Deposit.  If Tenant is not in default hereunder at the end of the Term, Landlord will, within sixty (60) days after the expiration or earlier termination of this Lease, return the Security Deposit, or so much as has not been applied by Landlord, to Tenant or the last permitted assignee of Tenant’s interest hereunder at the expiration of the Term.

40.6Guaranty. Tenant’s obligations under this Lease shall be guaranteed by Arvinas, Inc., a Delaware corporation (“Guarantor”).  Simultaneously with Tenant’s execution and delivery of this Lease, Guarantor shall execute and deliver a guaranty agreement in the form attached as Exhibit 40.6.

ARTICLE 41
ROOFTOP RIGHTS

41.1Rooftop Rights.  Landlord grants Tenant the appurtenant, non-exclusive, and irrevocable (except upon the expiration or earlier termination of this Lease) license at no additional charge, but otherwise subject to the terms and conditions of this Lease, to use a contiguous portion of the roof of the Building approved by Landlord (the “Rooftop Installation Areas”) to operate, maintain, repair and replace telecommunications, electrical, and mechanical equipment for Tenant’s own use, such as a satellite dish, microwave dish, and the like, HVAC equipment, or an emergency generator, appurtenant to the uses permitted under Section 5.1 of this Lease (“Rooftop Equipment”).  The exact location and layout of the Rooftop Installation Areas shall be approved by Landlord and Tenant in their reasonable discretion and the square footage of the Rooftop Installation Areas shall be equal to Tenant’s Pro Rata Percentage of total rooftop areas made available to tenants in the Building for similar purposes (unless Tenant desires to use a smaller area).

Tenant shall install Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the provisions of this Lease, including without limitation Article 9.  Tenant shall not install or operate Rooftop Equipment until it receives prior written approval of the plans for such work in accordance with Article 9.  Landlord may withhold approval if the installation or operation of Rooftop Equipment reasonably would be expected to damage the structural integrity of the Building.  Tenant shall cooperate with Landlord as reasonably required to accommodate any re-roofing of the Building during the Term and Tenant shall be responsible for any costs associated with working around, moving or temporarily relocating Tenant’s Roof Equipment.  Landlord shall use commercially reasonable efforts to complete any such re-roofing as soon as is practicable. Tenant shall have access to the rooftop for the purposes of exercising its rights and obligations under this Article 41 twenty-four (24) hours per day and seven (7) days per week, subject to Landlord’s reasonable security measures.

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Tenant shall engage Landlord’s roofer before beginning any rooftop installations or repairs of Rooftop Equipment, whether under this Article 41 or otherwise, and shall always comply with the roof warranty governing the protection of the roof and modifications to the roof.  Tenant shall obtain a letter from Landlord’s roofer following completion of such work stating that the roof warranty remains in effect.  Tenant, at its sole cost and expense, shall cause a qualified employee or contractor to inspect the Rooftop Installation Areas at least quarterly and as often as recommended by the manufacturer of any Rooftop Equipment and correct any loose bolts, fittings or other appurtenances and shall repair any damage to the roof caused by the installation or operation of Rooftop Equipment.  Tenant shall pay Landlord following a written request therefor, with the next payment of Fixed Rent, (i) all applicable taxes or governmental charges, fees, or impositions imposed on Landlord because of Tenant’s use of the Rooftop Installation Areas (provided that Landlord reasonably documents the same) and (ii) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Rooftop Equipment.  All Rooftop Equipment shall be screened or otherwise designed so that it is not visible from the ground level of the Property.

Tenant agrees that the installation, operation and removal of Rooftop Equipment shall be at its sole risk.  Tenant shall indemnify and defend Landlord and Landlord’s agents and employees against any liability, claim or cost, including reasonable attorneys’ fees, incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury (except to the extent due to the negligence or willful misconduct of Landlord or its employees, agents or contractors) arising out of the installation, use, operation, or removal of Rooftop Equipment by Tenant or its employees, agents, or contractors, including any liability arising out of Tenant’s violation of this Article 41.  Landlord agrees it shall include in each lease with each tenant in the Building that has access to the roof substantially the same terms and conditions imposed on rooftop installations as apply to Tenant pursuant to this Section 41.1 and that Landlord shall use commercially reasonable efforts to enforce such terms and conditions against the other tenants in the Building.  Excepting the responsibility to enforce the conditions described in the preceding sentence, Landlord assumes no responsibility for interference in the operation of Rooftop Equipment caused by other tenants’ equipment, or for interference in the operation of other tenants’ equipment caused by Rooftop Equipment, and Tenant hereby waives any claims against Landlord arising from such interference.  The provisions of this paragraph shall survive for one (1) year following the expiration or earlier termination of this Lease.

Landlord may have granted and may hereafter grant roof rights to other parties, and Landlord shall use commercially reasonable efforts to cause such other parties to minimize interference with Rooftop Equipment and shall not permit installations on the rooftop by other tenants or occupants except for equipment of the nature of the Rooftop Equipment. Tenant shall conduct, and Landlord shall conduct or require such other tenants to conduct, wind studies at any time that such equipment is installed on the roof, or any changes are made to the roof, by Tenant or any other tenant, as applicable, that may impact the Building’s exhaust patterns and ensure that any such equipment or other changes to the roof minimize impacts on such exhaust patterns.  If Rooftop Equipment (i) causes physical damage to the structural integrity of the Building, (ii) materially interferes with any telecommunications, mechanical or other systems located at or servicing  the Building or any building, premises or location in the vicinity of the Building, (iii) interferes with any other service provided to other tenants in the Building by rooftop installations installed prior to the installation of Rooftop Equipment or (iv) interferes with any other tenants’

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business, in each case in excess of that permissible under Laws, including F.C.C. or other regulations (to the extent that such regulations apply and do not require such tenants or those providing such services to correct such interference or damage) (each of (i) through (iv) above being a “Rooftop Interference”), Tenant shall within two (2) business days of notice of a claim of Rooftop Interference cooperate with Landlord or any other tenant or third party making such claim to determine the source of the Rooftop Interference and effect a prompt solution at Tenant’s expense (if Rooftop Equipment caused such interference or damage).  In the event Tenant disputes Landlord’s allegation that Tenant is causing or has caused a Rooftop Interference in writing delivered within five(5) business days of receiving Landlord’s notice claiming such Rooftop Interference, then Landlord and Tenant shall meet to discuss a solution, and if within seven (7) days of their initial meeting Landlord and Tenant are unable to resolve the dispute, then the matter shall be submitted to arbitration in accordance with the provisions set forth below.

The parties shall direct the Connecticut office of the AAA (or, if there is none, the nearest AAA office with case management in Connecticut) to appoint an arbitrator who shall have a minimum of ten (10) years’ experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant.  Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator.  The arbitration shall be conducted in accordance with the expedited commercial real estate arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern).  The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties.  Within ten (10) days of appointment, the arbitrator shall determine whether or not Rooftop Equipment is causing a problem with the Building and/or any other Building tenants’ equipment in the Building, and the appropriate resolution, if any.  The arbitrator’s decision shall be final and binding on the parties.  If Tenant shall fail to cooperate with Landlord in resolving any such interference or if Tenant shall fail to implement the arbitrator’s decision within ten (10) days after it is issued, Landlord may at any time thereafter (i) declare an Event of Default and/or (ii) relocate the item(s) of Rooftop Equipment in dispute in a manner consistent with the arbitral decision at Tenant’s expense.

Based on Landlord’s good faith determination that such relocation is necessary, Landlord reserves the right to cause Tenant to relocate Rooftop Equipment located on the roof to comparably functional space on the roof by giving Tenant prior notice of such intention to relocate.  If within thirty (30) days after receipt of such notice Tenant has not agreed with Landlord on the space to which Rooftop Equipment is to be relocated, the timing of such relocation, and the terms of such relocation, then Landlord shall have the right to make all such determinations in its reasonable judgment.  Landlord agrees to pay the reasonable cost of moving Rooftop Equipment to such other space, taking such other steps necessary to ensure comparable functionality of Rooftop Equipment, and finishing such space to a condition comparable to the then condition of the current location of Rooftop Equipment.  Tenant shall arrange for the relocation of Rooftop Equipment within sixty (60) days after a comparable space is agreed upon or selected by Landlord, as the case may be.  In the event Tenant fails to arrange for said relocation within the sixty (60) day period, Landlord shall have the right to arrange for the relocation of Rooftop Equipment at Landlord’s expense, all of which shall be performed in a manner designed to minimize interference with Tenant’s business.

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ARTICLE 42
CONFIDENTIALITY

42.1Confidentiality.  Tenant and Landlord each agrees to keep the material terms and conditions (including, without limitation, rental rates) of this Lease confidential, except that such information may be disclosed to Tenant’s and Landlord’s respective and potential investors, advisors, consultants, attorneys, agents and lenders, whom Tenant and Landlord, as applicable, shall cause to keep such information confidential, and except as required by Laws (including, without limitation, where required pursuant to Laws applicable to public companies or on the advice of counsel to comply with the holder’s regulatory compliance programs enacted pursuant to applicable Laws).  In addition, (a) Landlord agrees, on behalf of itself and its agents and employees, to keep confidential any information regarding Tenant’s use, business or operations obtained in the course of Landlord’s negotiation of this Lease or in Landlord’s performance of its rights and obligations pursuant to this Lease and (b) Tenant agrees, on behalf of itself and its agents and employees, to keep confidential any information regarding Landlord or the Property obtained in the course of Tenant’s negotiation of this Lease or in Tenant’s performance of its rights and obligations pursuant to this Lease.  Notwithstanding the foregoing, either party may disclose the terms and conditions of this Lease or information otherwise required to be kept confidential hereunder in connection with any legal proceeding brought under this Agreement.  In no event shall information that is available to the general public or from sources other than the parties (provided that the supplying party is not violating any confidentiality obligation hereunder) be subject to the provisions of this Article 42.

[Signatures on following pages.]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

Witness:	LANDLORD:

/s/ Pamela M. D’Ambrosio	101 COLLEGE STREET, LLC

/s/ Paula Almeida	By:	HRSE-Winstanley I, LLC, its Sole Member

	By:	/s/ Carter J. Winstanley
Carter J. Winstanley, Authorized Signatory

Witness:	TENANT:

/s/ Carol Barnabei_	ARVINAS OPERATIONS, INC.

	By:	Arvinas Operations, Inc.
Its CFO and Treasurer

STATE OF Massachusetts )
) ss. Concord
COUNTY OF Middlesex)

On this the _3rd__ day of May, 2021, before me, the undersigned officer, personally appeared Sean Cassidy who acknowledged himself to be the Manager of 101 College St. LLC, a _________, and that he as such, being authorized so to do, executed the foregoing instrument as his free act and deed for the purposes therein contained by signing his name in his capacity as Authorized Signatory of 101 College St. LLC.

In witness whereof I hereunto set my hand.

/s/ Pamela M. D’Ambrosio

Notary Public
My commission expires:

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STATE OF Connecticut)
) ss.
COUNTY OF New Haven)

On this the _3rd__ day of May, 2021, before me, the undersigned officer, personally appeared Sean Cassidy who acknowledged himself to be the _CFO_ of _Arvinas Operations, Inc._, a corporation, and that he as such, being authorized so to do, executed the foregoing instrument as his free act and deed for the purposes therein contained by signing his name in his capacity as _CFO_ of Arvinas Operations, Inc.

In witness whereof I hereunto set my hand.

/s/ Carol Barnabei
Notary Public
My commission expires:

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